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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
FIRST BANKING CENTER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FIRST BANKING CENTER, INC.
400 Milwaukee Avenue
Burlington, Wisconsin 53105
(262) 763-3581

        Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of First Banking Center, Inc. to be held on [                        ] at [                        ] local time at the Masonic Temple, 325 N. Kane Street, Burlington, Wisconsin 53105, next to our main banking location at the above address.

        At this important meeting, you will be asked to vote on proposed amendments to our articles of incorporation. These amendments will provide for a reverse 1-for-2,000 stock split followed immediately by a forward 2,000-for-1 stock split of our common stock. The text of the proposed amendments is attached as Appendix A to the accompanying proxy statement.

        If approved at the special meeting, the transaction will affect our shareholders as follows:

If you are a record shareholder with:	Effect:
2,000 or more shares:	Will continue to hold the same number of shares
Fewer than 2,000 shares:	Will be entitled to $60.00 in cash, without interest, per share

        The primary effect of this transaction will be to reduce our total number of record shareholders to below 300. As a result, we will terminate the registration of our common stock under federal securities laws and will no longer be considered a "public" company.

        We are proposing this transaction because our board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the advantages. The reasons the board considered in reaching this conclusion include:

  •
  we estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $500,000 by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications; in addition to these annual costs, we estimate saving approximately $160,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;

  •
  operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate; and

  •
  management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth.

        Except for the effects described in the accompanying proxy statement, we do not expect this transaction to adversely affect our operations. In addition, we have no current intentions to engage in any significant transactions following the split transaction, but instead expect to focus management's energy on our core business and our customers.

        Your board of directors believes the terms of the proposed transaction are fair and are in the best interest of our unaffiliated shareholders, and unanimously recommends that you vote "FOR" the proposal to amend our articles of incorporation. The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with its approval of the transaction, and we encourage you to read carefully the proxy statement and appendices.

        Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.

        On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of First Banking Center, Inc.

Sincerely,

Brantly Chappell President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated [                        ], 2004, and is being mailed to shareholders on or about [                        ], 2004.

FIRST BANKING CENTER, INC.
400 Milwaukee Avenue
Burlington, Wisconsin 53105
(262) 763-3581

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [            ], 2004

        A special meeting of shareholders of First Banking Center, Inc. will be held on [                        ], 2004, at [                        ], local time at the Masonic Temple, 325 N. Kane Street, Burlington, Wisconsin 53105, located next to our main bank location at the above address, for the following purposes:

  (1)
  To consider and vote upon a proposal to adopt two amendments to First Banking Center Inc.'s articles of incorporation. The amendments will provide for (a) a reverse 1-for-2,000 stock split, followed immediately by (b) a forward 2,000-for-1 stock split. Each record shareholder owning less than 2,000 shares of common stock immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $60.00 per share on a pre-split basis.

  (2)
  To consider and vote upon a proposal to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

        The board of directors has fixed the close of business on [                        ], 2004, as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting. Only shareholders at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

By order of the Board of Directors

Melvin W. Wendt Chairman of the Board

YOUR VOTE IS VERY IMPORTANT.

        Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and marking the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

        Your board of directors unanimously recommends that you vote "FOR" approval of the amendments to our articles of incorporation.

SUMMARY TERM SHEET	1
First Banking Center, Inc. and the Bank	1
Introduction and Overview of the Split Transaction	1
Background of the Split Transaction	1
Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation	2
Valuation of Financial Advisor; Fairness Opinion	3
Purpose and Structure of the Split Transaction	3
Effects of the Split Transaction	4
Interests of Certain Persons in the Split Transaction	4
Financing of the Split Transaction	5
Material Federal Income Tax Consequences of the Split Transaction	5
Appraisal Rights	5
Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting	6
Record Date	6
Vote Required for Approval	6
Provisions for Unaffiliated Shareholders	7
QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION	8
SPECIAL FACTORS	11
Overview of the Split Transaction	11
Background of the Split Transaction	12
Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation	17
Valuation of Financial Advisor; Fairness Opinion	25
Purpose and Structure of the Split Transaction	34
Effects of the Split Transaction on First Banking Center; Plans or Proposals after the Split Transaction	36
Effects of the Split Transaction on Shareholders of First Banking Center	39
Interests of Certain Persons in the Split Transaction	42
Financing of the Split Transaction	44
Material Federal Income Tax Consequences of the Split Transaction	44
Appraisal Rights and Dissenter's Rights; Escheat Laws	47
Regulatory Requirements	48
Accounting Treatment	48
Fees and Expenses	48
ABOUT THE SPECIAL MEETING	49
Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting	49
Record Date	49
Quorum; Vote Required for Approval	49
Voting and Revocation of Proxies	50
Solicitation of Proxies; Expenses of Solicitation	50
Authority to Adjourn Special Meeting to Solicit Additional Proxies	51
FINANCIAL INFORMATION	52
Selected Historical and Pro Forma Financial Data	52
MARKET PRICE OF FIRST BANKING CENTER, INC. COMMON STOCK AND DIVIDEND INFORMATION	54
MARKET PRICE OF FIRST BANKING CENTER, INC. COMMON STOCK AND DIVIDEND INFORMATON	54
Comparative Market Price Data	54
Dividends	54

i

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
COMMON STOCK PURCHASE INFORMATION	56
Prior Stock Purchases	56
Recent Transactions	56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	57
Related Transactions	57
Agreements Involving First Banking Center's Securities	57
OTHER MATTERS	57
Reports, Opinions, Appraisals and Negotiations	57
Persons Making the Solicitation	57
Shareholder Proposals for 2005 Annual Meeting	57
Other Matters of Special Meeting	57
Forward Looking Statements	57
Where You Can Find More Information	58
Information Incorporated by Reference	58

ii

SUMMARY TERM SHEET

        This summary provides an overview of material information from this proxy statement about the proposed reverse stock split and forward stock split transaction. However, it is a summary only. To better understand the transaction and for a more complete description of its terms we encourage you to read carefully this entire document and the documents to which it refers before voting.

        In this proxy statement, "First Banking Center" "we," "our," "ours," "us" and the "company" refer to First Banking Center, Inc., a Wisconsin corporation. The term "the Bank" refers to First Banking Center's wholly-owned subsidiary, also named First Banking Center, which is a Wisconsin state bank. The term "split transaction" refers to the reverse and forward stock splits, together with the related cash payments to shareholders holding fewer than 2,000 shares at the effective time of the split transaction. The term "non-continuing shareholders" of First Banking Center means all record holders of common stock of First Banking Center with less than 2,000 shares at the effective time of the reverse stock split transaction. The term "continuing shareholders" means all record holders of common stock of First Banking Center with at least 2,000 shares at the effective time of the reverse stock split transaction. References to "common stock" or "shares" refer to First Banking Center's common stock, par value $1.00 per share.

First Banking Center, Inc. and the Bank

        First Banking Center, Inc. is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended, with a business address of 400 Milwaukee Avenue, Burlington, Wisconsin, 53105, and a business telephone number of (262) 763-3581. We own 100% of the Bank.

        First Banking Center is a Wisconsin state banking corporation. The Bank was organized in 1920 and is a full service commercial bank with a main business address of 400 Milwaukee Avenue, Burlington, Wisconsin, 53105, and a main business telephone number of (262) 763-3581. The Bank has branch offices in Albany, Burlington, Darlington, Genoa City, Kenosha, Lake Geneva, Lyons, Monroe, Pell Lake, Pleasant Prairie, Shullsburg, Union Grove, Walworth, and Wind Lake, Wisconsin. The Bank offers a wide range of services, which include loans, personal banking, trust and investment services and insurance and annuity products.

Introduction and Overview of the Split Transaction
(see pages            )

        We are proposing that our shareholders adopt amendments to our articles of incorporation that will result in a reverse 1-for-2,000 stock split followed immediately by a forward 2,000-for-1 stock split. If the split transaction is completed, our record shareholders who hold only fractional shares after giving effect to the reverse 2,000-for-1 stock split will receive a payment of $60.00 per share for each pre-split share. If the reverse stock split is completed, record shareholders with less than 2,000 pre-split shares will have no interest in the company and will become entitled only to a cash payment for their shares following the reverse stock split. We expect to pay a total of approximately $21,660,000 to shareholders in the reverse stock split. After we complete the reverse stock split and identify those shareholders entitled to payment for their pre-split shares, we will complete a forward stock split in which each share of common stock will be converted into 2,000 shares of common stock post-split. As a result of this subsequent forward stock split, record shareholders who hold 2,000 or more shares prior to the reverse stock split will ultimately hold the same number of shares following the forward stock split. The effect of the split transaction will be to reduce the number of shareholders of record to less than 300, which will allow us to terminate our reporting obligations under federal securities laws.

Background of the Split Transaction
(see pages            )

        For a description of the events leading to the approval of the split transaction by our board of directors and the reasons for its approval, you should refer to "Special Factors—Background of the Split Transaction," "Special Factors—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" and "Special Factors—Purpose and Structure of the Split

Transaction" on pages    through            and page            . As we explain more fully in these sections, our board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company, as well as remaining an independent, community-owned company.

Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation
(see pages        )

        Our reasons for the split transaction include the following:

  •
  we estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $500,000 by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications; in addition to these annual costs, we estimate saving approximately $160,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;

  •
  given the low trading volume in our common stock, the fact that approximately 80.3% of our shareholders hold fewer than 2,000 shares, and that our earnings are sufficient to support growth, thereby eliminating any need to raise capital in the public market, there is little justification for remaining a reporting company;

  •
  operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate;

  •
  management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth;

  •
  the split transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows the non-continuing shareholders to receive fair value and cash for their shares, in a quick and cost-effective manner;

  •
  because our common stock is not listed on any exchange or on the over-the-counter bulletin board (OTCBB), the split transaction will allow the non-continuing shareholders to receive a uniform amount of cash for their shares, even though our shares are not actively traded; and

  •
  the split transaction will allow the non-continuing shareholders to realize what our board has determined to be a fair value for their First Banking Center common stock; in reaching this conclusion, our board of directors considered the valuation report prepared by Ryan Beck & Co., Inc., and in particular, our board considered that the $60.00 price represents 14.96 times earnings for March 31, 2004, and 163.25% of book value, which values are in line with comparable SEC-reporting companies.

        We considered that some of our shareholders may prefer to continue as shareholders of First Banking Center as an SEC-reporting company, which is a factor weighing against the split transaction. However, we believe that the disadvantages of continuing our reporting obligations with the SEC outweigh any advantages associated with doing so.

        Based on a careful review of the facts and circumstances relating to the split transaction, our board of directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively and procedurally fair to our unaffiliated shareholders, including both unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders. Our board of directors unanimously approved the split transaction.

        In the course of determining that the split transaction is fair to and is in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders, the board, after consulting with legal and financial advisors, considered a number of positive and negative factors affecting these groups of unaffiliated shareholders in making their determination. To review the reasons for the split transaction in greater detail, please see pages     through    .

        In addition, under the federal securities laws, the Bank is required to join in the filing of this proxy statement. The Bank adopts the analyses and conclusions of the First Banking Center board of directors. Please see pages  through     .

        Our Board of Directors unanimously recommends that you vote "FOR" the proposed amendments to our articles of incorporation that will effect the split transaction.

Valuation of Financial Advisor; Fairness Opinion
(see pages            )

        We retained Ryan Beck & Co., Inc. to perform an independent valuation of the fair value of our common stock as of July 19, 2004. In that report, Ryan Beck determined that the fair value of our common stock was between $57.00 and $63.00 per share as of July 19, 2004. Taking this valuation into consideration, in addition to other factors discussed in this proxy statement, the board determined the fair value of our common stock for purpose of the split transaction to be $60.00.

        In deciding to approve the split transaction and recommend it to our shareholders, our board of directors considered the opinion of Ryan Beck that the $60.00 consideration proposed to be paid to the non-continuing shareholders is fair from a financial point of view. The full text of the valuation report and opinion are attached to this proxy statement as Appendix B and Appendix C, and you are encouraged to read them carefully.

Purpose and Structure of the Split Transaction
(see pages            )

        The purpose of the split transaction is to consolidate ownership of our common stock and reduce the number of our record shareholders to less than 300. If successful, we will be able to discontinue our SEC reporting requirements and allow our management to refocus time spent on complying with SEC-reporting obligations on operational and business goals.

        The transaction has been structured as a two-step stock split transaction because the reverse stock split will enable us to reduce the number of our record shareholders to fewer than 300, while the forward stock reverse stock split will avoid disruption to the shareholders that own 2,000 or more shares of common stock prior to the split transaction. Because shareholders owning 2,000 or more shares of common stock are not affected by the two-step structure, this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement. See "Special Factors—Background of the Split Transaction" beginning on page     .

        The split transaction is being effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder's shares will be cashed out. It is important that our shareholders understand how shares that are held by them in "street name" will be treated for purposes of the split transaction described in this proxy statement. Shareholders who have transferred their shares of First Banking Center stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of First Banking Center stock that its clients have deposited with it through a single nominee; this is what is meant by "street name." If that single nominee is the record shareholder for 2,000 or more shares, then the stock registered in that nominee's name will be completely unaffected by the split transaction. Because the split transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 2,000 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is less than 2,000.

        If you hold your shares in "street name," you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you. Because other "street name" holders who hold through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether you will be cashed out in the transaction until it is completed. However, because we think it is likely that any brokerage firm or other nominee will hold more than 2,000 shares in any one account, we think it is likely that all "street name" holders will remain continuing shareholders.

Effects of the Split Transaction
(see pages            )

        The split transaction is a going private transaction for First Banking Center, meaning it will allow us to deregister with the SEC and we will no longer be subject to reporting obligations under federal securities laws. As a result of the split transaction, among other things:

  •
  The number of our record shareholders will be reduced from approximately 814 to approximately 160, and the number of outstanding shares of our common stock will decrease approximately 24.2%, from 1,493,683 shares to approximately 1,132,807 shares;

  •
  the non-continuing shareholders will receive $60.00 in cash per share of our common stock owned by them;

  •
  because of the reduction of our total number of record shareholders to less than 300, we will be allowed to terminate our status as a reporting company with the SEC;

  •
  the non-continuing shareholders will no longer have an interest in, or be record shareholders of, First Banking Center, and therefore, will not be able to participate in our future earnings and growth, if any; and

  •
  our regulatory and Tier 1 capital will each be reduced approximately $14,470,000, from approximately $54,479,000 and $52,723,000, respectively, as of June 30, 2004, on a historical basis to approximately $40,009,000 and $38,253,000, respectively, on a pro forma basis.

        For a further description of how the split transaction will affect our unaffiliated shareholders, including the different effects on the continuing and non-continuing shareholders, please see "Special Factors—Effects of the Split Transaction on Shareholders of First Banking Center" on pages     through    .

Interests of Certain Persons in the Split Transaction
(see pages            )

        You should be aware that the directors and executive officers of First Banking Center and the Bank have interests in the split transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the split transaction.

        We expect that all of the directors and executive officers of First Banking Center and the Bank will own more than 2,000 shares of common stock at the effective time of the split transaction, and will therefore continue as shareholders if the split transaction is approved. In addition, because there will be fewer outstanding shares, these directors and executive officers will own a larger relative percentage of the company on a post-split basis. This represents a potential conflict of interest because the directors of First Banking Center approved the split transaction and are recommending that you approve it. Despite this potential conflict of interest, the board believes the proposed split transaction is fair to our unaffiliated shareholders for the reasons discussed in the proxy statement.

        In addition, the board of directors of First Banking Center, throughout its consideration of the transaction, recognized that the interests of the non-continuing shareholders and the continuing shareholders are different and possibly in conflict. The non-continuing shareholders may wish to remain shareholders of an SEC-reporting company to share in future growth and, in the split transaction, may have the goal of obtaining the highest value for their shares. On the other hand, the continuing shareholders may have the goal of retaining cash for our future operations. See "Special Factors—Background of the Split Transaction" and "Special Factors—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" for a discussion of how the board of directors addressed this situation.

Financing of the Split Transaction
(see pages            )

        We estimate that the total funds required to fund the payment of the split transaction consideration to the non-continuing shareholders and to pay fees and expenses relating to the split transaction will be approximately $21,970,000.

        We intend to finance the split transaction through a mixture of dividends paid to us by the Bank, funds available under our line of credit, and funds received through the proceeds of the sale by us of trust preferred securities.

Material Federal Income Tax Consequences of the Split Transaction
(see pages            )

        We believe that the split transaction, if approved and completed, will have the following federal income tax consequences:

  •
  the split transaction should result in no material federal income tax consequences to us or the Bank;

  •
  the receipt of cash in the split transaction by the non-continuing shareholders will be taxable to those shareholders, who will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and their adjusted tax basis in their common stock surrendered; and

  •
  the continuing shareholders will not recognize any gain or loss or dividend income in connection with the transaction.

        The split transaction will be a taxable transaction to the non-continuing shareholders. For United States federal income tax purposes, you will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash you receive and your tax basis in your common stock surrendered.

        Because determining the tax consequences of the split transaction can be complicated, you should consult your own tax advisor to understand fully how the split transaction will affect you.

Appraisal Rights
(see pages            )

        Under Wisconsin law, you do not have appraisal rights in connection with the split transaction. For a description of Wisconsin law governing this transaction, see page    . Although you will not have

appraisal rights in connection with the split transaction, you may pursue all available remedies under applicable law.

Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting
(see pages                        )

        Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on [                        ], 2004, at [                        ] local time at the Masonic Temple, 325 N. Kane Street, Burlington, Wisconsin 53105, which is next to our main bank location, and at any adjournments or postponements of that meeting. At the special meeting, shareholders will be asked:

  •
  to consider and vote upon a proposal to adopt amendments to our articles of incorporation that will result in a 1-for-2,000 reverse stock split followed immediately by a 2,000-for-1 forward stock split; and

  •
  to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting.

Record Date
(see pages            )

        You may vote at the special meeting if you owned First Banking Center common stock at the close of business on [                        ], 2004, which has been set as the record date. At the close of business on the record date, there were 1,493,683 shares of our common stock outstanding held by approximately 814 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Vote Required for Approval
(see pages            )

        Approval of the split transaction requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 746,842 of the 1,493,683 outstanding shares. Because the executive officers and directors of First Banking Center and the Bank have the power to vote a total of 138,812 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 608,030 shares held by shareholders who are not executive officers or directors of the company or the Bank will be required to vote in favor of the transaction for it to be approved. Because the executive officers and directors of First Banking Center and the Bank own only 9.29% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

        Abstentions and broker non-votes will have the effect of a vote "AGAINST" the split transaction. Approval of the split transaction does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.

        You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by submitting either a written notice revoking the proxy or a later-dated proxy to our secretary. You may also revoke your proxy by attending the meeting and voting in person.

Provisions for Unaffiliated Shareholders
(see pages            )

        First Banking Center has not made any provisions in connection with the split transaction to grant unaffiliated shareholders access to our corporate files or the files of the continuing shareholders, or to obtain counsel or appraisal services for unaffiliated shareholders at our expense or at the expense of the continuing shareholders.

QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION

Q:
What is the date, time and place of the special meeting?

A:
The special meeting of our shareholders will be held on [            ], 2004, at [            ] local time at the Masonic Temple, 325 N. Kane Street, Burlington, Wisconsin 53105, which is next to our main bank location, to consider and vote upon the split transaction proposal.

Q:
What is the proposed split transaction?

A:
We are proposing that our shareholders approve a reverse 1-for-2,000 stock split followed immediately by a forward 2,000-for-1 stock split of our outstanding common stock.

  The purpose of the split transaction is to allow us to terminate our SEC-reporting obligations (referred to as "going private") by reducing the number of our record shareholders to less than 300. This will allow us to terminate our registration under the Securities Exchange Act of 1934, as amended, and relieve us of the costs typically associated with the preparation and filing of public reports and other documents.

Q:
What will I receive in the split transaction?

A:
If you own in record name fewer than 2,000 shares of our common stock on the date of the reverse stock split, you will receive $60.00 in cash from us for each pre-split share you own. If you own in record name 2,000 or more shares of our common stock on the date of the reverse stock split, you will not receive any cash payment for your shares in connection with the split transaction and will continue to hold the same number of shares of our common stock as you did before the split transaction.

Q:
Why is 2,000 shares the "cutoff" number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of First Banking Center?

A:
The purpose of the split transaction is to reduce the number of our record shareholders to fewer than 300, which will allow us to de-register as an SEC-reporting company. Our board selected 2,000 shares as the "cutoff" number in order to enhance the probability that after the split transaction, if approved, we will have fewer than 300 record shareholders.

Q:
May I buy additional shares in order to remain a shareholder of First Banking Center?

A:
Yes. The key date for acquiring additional shares is [            ], 2004. So long as you are able to acquire a sufficient number of shares so that you are the record owner of 2,000 or more shares by [            ], 2004, your shares of common stock will not be cashed out by the split transaction.

Q:
What if I hold my shares in "street name"?

A:
The split transaction will be effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder's shares will be cashed out. So for shares held in "street name," because it is likely that your brokerage firm holds 2,000 or more shares total, you will not be cashed out, even if fewer than 2,000 shares are held on your behalf. If you hold shares in "street name," you should talk to your broker, nominee or agent to determine how the split transaction will affect you.

Q:
What is the recommendation of our board of directors regarding the proposal?

A:
Our board of directors has determined that the split transaction is advisable and in the best interests of First Banking Center's unaffiliated shareholders. Our board of directors has unanimously approved the split transaction and recommends that you vote "FOR" approval of this matter at the special meeting.

Q:
When is the split transaction expected to be completed?

A:
If the proposed amendments to our articles of incorporation and split transaction are approved at the special meeting, we expect the split transaction to be completed on the date of the special meeting.

Q:
Who is entitled to vote at the special meeting?

A:
Holders of record of our common stock as of the close of business on [            ], 2004, are entitled to vote at the special meeting. Each of our shareholders is entitled to one vote for each share of our common stock owned at the record date.

Q:
What vote is required for our shareholders to approve the split transaction?

A:
For the amendments to our articles of incorporation to be adopted and the split transaction to be approved, holders of a majority of the outstanding voting power represented by shares entitled to vote at the special meeting must vote "FOR" the split transaction.

Q:
What if the proposed split transaction is not completed?

A:
It is possible that the proposed split transaction will not be completed. The proposed split transaction will not be completed if, for example, the holders of a majority of our common stock do not vote to adopt the proposed amendments to our articles of incorporation and approve the proposed split transaction. If the split transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:
What happens if I do not return my proxy card?

A:
Because the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the split transaction, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the split transaction proposal.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the special meeting of shareholders. This proxy statement includes detailed information on how to cast your vote.

Q:
If my shares are held for me by my broker, will my broker vote those shares for me?

A:
Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting by following the procedures outlined in this proxy statement.

Q:
Do I need to attend the special meeting in person?

A:
No. You do not have to attend the special meeting to vote your First Banking Center shares.

Q:
Will I have appraisal or dissenter's rights in connection with the split transaction?

A:
No. Under Wisconsin law, which governs the split transaction, you do not have the right to demand the appraised value of your shares or any other dissenter's rights if you vote against the proposed split transaction. Your rights are described in more detail under "Special Factors—Appraisal Rights and Dissenter's Rights; Escheat Laws" at page            .

Q:
Should I send in my stock certificates now?

A:
No. If you own in record name fewer than 2,000 shares of common stock of record after the split transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for cash. If you own in record name 2,000 or more shares of our common stock, you will continue to hold the same shares after the split transaction as you did before.

Q.
Where can I find more information about First Banking Center?

A.
We file periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. General information about us is available at our Internet site at http://www.firstbankingcenter.com; the information on our Internet site is not incorporated by reference into this proxy statement and does not form a part of this proxy statement. For a more detailed description of the information available, please see page            .

Q.
Who can help answer my questions?

A.
If you have questions about the split transaction after reading this proxy statement or need assistance in voting your shares, you should contact [            ],[            ], at (800) [            ] (toll-free) or [(            )             ] (call collect).

SPECIAL FACTORS

Overview of the Split Transaction

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of First Banking Center, Inc., a Wisconsin corporation, and is to be used at a special meeting at which our shareholders will be asked to consider and vote upon a proposal to amend our articles of incorporation. If approved, the amendments will result in a 1-for-2,000 reverse split of our common stock, followed immediately by a 2,000-for-1 forward split of our common stock.

        If the reverse and forward stock splits are approved as described below, record holders of less than 2,000 shares of our common stock prior to the reverse split will no longer be shareholders of the company. Instead, those shareholders will be entitled only to receive payment of $60.00 per share of common stock held prior to the reverse split. Record shareholders holding 2,000 or more pre-split shares will remain shareholders. We intend, immediately following the split transaction, to terminate the registration of our shares under the Securities Act of 1933, as amended, and our registration and further reporting under the Securities Exchange Act of 1934, as amended.

        If approved by our shareholders at the special meeting and implemented by our board of directors, the split transaction will generally affect our shareholders as follows:

SHAREHOLDER POSITION PRIOR TO SPLIT TRANSACTION	EFFECT OF SPLIT TRANSACTION
Shareholders holding in record name 2,000 or more shares of common stock	Shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will no longer actively make a market in our common stock. Sales may continue to be made in privately negotiated transactions.

Shareholders holding in record name fewer than 2,000 of shares of common stock
Shares will be converted into $60.00 per share of common stock outstanding immediately prior to the reverse split for those shareholders holding in record name less than 2,000 pre-split shares of common stock.

Shareholders holding common stock in "street name" through a nominee (such as a bank or broker)
The split transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in "street name" will be subject to the forward split, and the beneficial holders who hold their shares in "street name" will be continuing shareholders with the same number of shares as before the split transaction.

        The effects of the split transaction on each group of unaffiliated shareholders are described more fully below under "—Effects of the Split Transaction on Shareholders of First Banking Center," and the effects on the company are described more fully below under "—Effects of the Split Transaction on First Banking Center; Plans or Proposals after the Split Transaction."

Background of the Split Transaction

        As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

  •
  Annual Reports on Form 10-K;

  •
  Quarterly Reports on Form 10-Q;

  •
  Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act; and

  •
  Current Reports on Form 8-K.

        In addition to the burden on management, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, special board meeting fees, costs of printing and mailing shareholder documents, and word processing, specialized software and filing costs. These registration and reporting related costs have been increasing over the years, and we believe they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on SEC-reporting companies by the recently enacted Sarbanes-Oxley Act of 2002.

        As of [                        ], 2004, there were 1,493,683 shares of our common stock issued and outstanding, held by approximately 814 current record shareholders and, to our knowledge, approximately 193 persons who hold their shares in "street name" through brokers or other intermediaries. Of our approximately 814 shareholders, we believe approximately 80.3% hold fewer than 2,000 shares. Our board of directors and management believe that the recurring expense and burden of our SEC-reporting requirements described above, coupled with the time and expense of maintaining so many shareholder accounts, are not cost efficient for First Banking Center. Becoming a non-SEC reporting company will allow us to avoid these costs and expenses.

        There can be many advantages to being a public company, possibly including a higher stock value, a more active trading market and the enhanced ability to use company stock to raise capital or make acquisitions. However, there is a limited market for our common stock, and we have therefore not been able to effectively take advantage of these benefits. For example, we believe that in recent years the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading. We believe it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market comprised of many buyers and sellers. In addition, as a result of our limited trading market, we are unlikely to be well-positioned to use our public company status to raise capital in the future through sales of our common stock in a public offering or to acquire other business entities using our stock as consideration. Moreover, our limited trading market and the fact that our common stock is not listed on any exchange or on the OTCBB could make it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price. The split transaction will allow our small shareholders to sell their shares at a fixed price that will not decline based upon the number of shares sold, and allow them to do so without incurring typical transaction costs. Therefore, our board of directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations. The board considered that many of the factors arguing in favor of de-registration, including eliminating costs associated with registration and allowing management to focus on customers, community and core business initiatives, had been in existence for some time, and felt that the increasingly stringent regulation brought on by the Sarbanes-Oxley Act would only make these factors more compelling as time went on. In addition, as the board evaluated the company's overall strategic planning process, they determined that there was excess capital available, which could best be put to use to begin to undertake a deregistration transaction. As a result of the confluence of these factors in the second quarter of this year, the board determined at that time that it would be beneficial to consider the pursuit of such a transaction. Please refer to "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" for a further discussion of the reasons supporting the split transaction.

        As a result of the board's conclusions, our management began to explore the possibility of reducing our number of record shareholders to below 300 in order to terminate our periodic reporting obligations to the SEC.

        In May of 2003, our board initially began to evaluate generally the advantages and disadvantages of repurchasing shares from shareholders. At this time, an investment banker from Howe Barnes Investments, Inc. spoke informally to the board regarding the possible methods of repurchasing shares, including an open market repurchase plan, a fixed price tender offer and a dutch auction tender offer. Although the board discussed these options at its regularly-scheduled May and June meetings in 2003, no formal action was taken, and the board did not focus on terminating our reporting obligations. In April 2004, the board renewed discussions of repurchasing shares, with a focus on becoming a non-SEC reporting company, because of the increasingly high costs. At this time, the board discussed the general steps involved, and determined to meet with counsel to discuss its options in further detail.

        On May 6, 2004, Brantly Chappell, our President and Chief Executive Officer, and James Schuster, our Chief Financial Officer, met with representatives of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, prospective legal counsel; Ryan Beck & Co., prospective financial advisors; and McGladrey and Pullen, LLP, our independent accountants, to discuss alternatives to better manage our large shareholder base and thinly-traded common stock. The alternatives considered included a possible going private transaction, various structures of which were discussed, as well as alternatives to a going private transaction, such as a tender offer, stock repurchases on the open market and other methods of reducing the number of outstanding shares of our common stock (although not necessarily the number of our record shareholders), as well as continuing operations as a public company. Subsequent to this meeting, Messrs. Chappell and Schuster considered these discussions and evaluated the costs associated with a potential going private transaction and the ongoing costs of remaining an SEC-reporting company.

        At a regular meeting of the board of directors held on June 14, 2004, management made a presentation to the board concerning our strategic alternatives, including the potential advantages and disadvantages of a going private transaction and continuing operations as an SEC-reporting company. At this meeting, after substantial discussion of the alternatives, the board of directors directed management to further analyze the costs and benefits of a going private transaction. The board further authorized management to retain Barack Ferrazzano as our legal counsel and Ryan Beck as our financial advisor for this purpose. Our board's determination to evaluate a going private transaction was based, among other things, on:

  •
  the administrative burden and expense of making our periodic filings with the SEC;

  •
  the increased flexibility, as a non-SEC reporting company, that management might have to consider and initiate actions that may produce long-term benefits and growth;

  •
  the administrative burden and expense of maintaining numerous shareholder accounts;

  •
  the low trading volume of our common stock and the resulting lack of an active market for our shareholders; and

  •
  the estimated expense of a going private transaction.

        On June 28, 2004, Messrs. Chappell and Schuster and John S. Smith, our Secretary and the President and Trust Officer of the Bank, met with representatives of Barack Ferrazzano and Ryan Beck to further discuss a potential going private transaction, the benefits of effecting a reverse stock split and the steps involved, including the valuation report and fairness opinion to be obtained from Ryan Beck and financing alternatives. We retained Barack Ferrazzano as our legal counsel on that date.

        At a regular meeting of the board held on July 12, 2004, management presented its report on the further exploration of a going private transaction. At the meeting, representatives of Barack Ferrazzano advised the board on the methods for proceeding with a going private transaction. Barack Ferrazzano reviewed with the board alternative methods of effecting the transaction and the potential advantages to the use of a stock split transaction as a preferred method to achieve this result. For a discussion of the alternatives considered, see "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" below. Representatives of Barack Ferrazzano also discussed with the board various other corporate and securities law matters applicable to the transaction, including the possible creation of an independent special committee of the board of directors comprised of independent members of the board to review and evaluate the proposed transaction on behalf of our shareholders, as well as possibly structuring the transaction to include "neutralized voting," whereby separate approval by a majority of those shareholders who are not our executive officers or directors would be required in order to consummate the transaction.

        Following discussion, the board unanimously determined not to form an independent special committee to evaluate the proposed split transaction. In making this determination, the board took into consideration the fact that our board members would be treated the same as other shareholders in the transaction, that it was expected that all of our board members would be continuing shareholders following the split transaction, and that the 2,000 share cutoff number had been proposed, and ultimately was selected as described below, solely because the board felt that it was the most efficient and effective means to assure reduction in our shareholders to fewer than 300, with no consideration in this selection being given to the level of board share ownership. As a result, the board felt that consideration of the transaction by the full board was a sufficient procedural safeguard that made it unnecessary to form a special committee.

        The board also unanimously determined not to offer neutralized voting, or approval of the transaction by a majority of unaffiliated shareholders. Because affiliated and unaffiliated shareholders would be treated identically under the terms of the split transaction as proposed, the board did not believe that this procedural safeguard was a necessary measure. Although the board of directors believes that the procedural safeguards of a special committee and neutralized voting were not necessary, in rendering its determination, the board did consider that the members of the board and the executive officers of the company control approximately 8.81% of the voting power of our outstanding common stock and would control an increased percentage following the proposed transaction. See "—Effects of the Split Transaction on First Banking Center; Plans or Proposals After the Split Transaction—Effect on our Directors and Executive Officers" for a further discussion of the effect on director and executive officer share ownership.

        Barack Ferrazzano also discussed with the board the application to the transaction of the going private statute adopted by the Wisconsin Department of Financial Institutions, Division of Securities, and the fact that obtaining recommendations from two independent appraisers with respect to the consideration to be paid in the transaction may result in a presumption that the consideration was fair under Wisconsin law. The board considered that obtaining an additional valuation or appraisal would likely result in a material additional cost to us, and that the presumption created by the second valuation would still be rebuttable by any shareholder who presented contrary evidence. Because our board felt that the valuation coupled with the fairness opinion would provide sufficient procedural safeguards with respect to the cash to be paid to the non-continuing shareholders, the board determined that it would be unnecessary to incur the additional cost associated with obtaining a second recommendation from a second independent appraiser, notwithstanding the possible presumption of fairness under Wisconsin law.

        Also at the July 12 meeting of the board of directors, representatives of Ryan Beck explained to the board the methodologies that would be used in its valuation of the value of our common stock. Ryan Beck also presented alternatives for the financing of the reverse stock split, including a dividend from the Bank, the issuance of trust preferred securities and obtaining senior debt from a financial institution. Following a lengthy discussion and consideration of the matters discussed, the board authorized management to continue pursuing a going private transaction structured as a reverse stock split followed by a forward stock split and authorized management to enter into an engagement letter with Ryan Beck which provided for the preparation by Ryan Beck of a valuation of our common stock, and the issuance of a fairness opinion regarding the consideration to be paid by us in the reverse stock split to non-continuing shareholders. The board also authorized management and Ryan Beck to continue to explore the three methods of financing discussed by Ryan Beck.

        At a special meeting of the board of directors held on July 26, 2004, a representative of Barack Ferrazzano reviewed with the board the presentation made by Barack Ferrazzano at the July 12, 2004 meeting. In particular, counsel reviewed with the board the various corporate and securities laws that would need to be taken into consideration, the alternative methods of completing a transaction that would allow us to deregister our shares, and the legal effects of each, the regulatory processes involved, and procedural matters. Following the legal presentation, Ryan Beck delivered to the board of directors its report, dated July 26, 2004, on the valuation of our common stock. The Ryan Beck valuation report indicated that the fair value of our common stock, as of July 19, 2004, ranged from $57.00 to $63.00 per share. Ryan Beck's report and its presentation to the board provided the board with a detailed explanation of the financial analyses supporting the range of values and the methods utilized in preparing its valuation report. The valuation report also included a general discussion of approaches to valuation, and an analysis of our financial condition. Additionally, the valuation report included a discounted dividend analysis of First Banking Center, historical trading information for a "peer" group of publicly traded bank holding companies of comparable size to us ($500 million—$1 billion in assets) located in the Midwest, and information on our historical stock price performance on a stand-alone and relative basis. The valuation report also included a discussion of the assumptions made by Ryan Beck in preparing the report as well as certain other limiting conditions. See "—Valuation of Financial Advisor; Fairness Opinion."

        After reviewing the valuation report of Ryan Beck and considering the review by Barack Ferrazzano, the board renewed its discussions as to whether it was in our best interests and our shareholders to engage in the proposed transaction. After thorough discussion of the proposed transaction and the Ryan Beck valuation report, which discussion was held both with and without Ryan Beck representatives present, the board determined that it would make its decision as to whether to proceed with a split transaction and, if so, at what value, at a board meeting to be held on August 9, 2004.

        On August 2, 2004, members of our management met with the Wisconsin Department of Financial Institutions to discuss the terms and potential effects of the proposed split transaction.

        On August 9, 2004, at its regular board meeting, the board once again considered the proposed split transaction. After additional lengthy discussion both with and without Ryan Beck representatives present, the board unanimously approved the split transaction by means of a 1 for 2,000 reverse stock split followed by a 2,000 for 1 forward stock split, pursuant to which shareholders owning less than 2,000 shares would receive $60.00 in cash for their pre-split shares of our common stock. The board arrived at the $60.00 per share price by taking the average of the values determined by Ryan Beck to represent fair values for the common stock. In its judgment, the board felt that taking the average of these values was an appropriate method of arriving at a final per share price because, based on the Ryan Beck valuation, any of the prices, from the low of $57.00 to the high of $63.00, would provide fair value to the shareholders. Following the board's determination of the $60.00 per share price, Ryan Beck delivered its oral opinion that, subject to various assumptions and matters considered by Ryan

Beck, the $60.00 per share cash consideration to be paid to shareholders holding less than 2,000 shares of our common stock prior to the reverse stock split was fair from a financial point of view to our shareholders who will be cashed out in the transaction.

        In approving the split transaction, the board took into consideration the fact that, because shareholders would be aware of the 2,000 share cutoff for participating in the forward split, small shareholders who would still prefer to remain as shareholders of First Banking Center, despite the board's recommendation, could elect to do so by acquiring sufficient shares so that they would hold at least 2,000 shares in their own name immediately prior to the split transaction. This would allow a small shareholder to have some control over the decision as to whether to remain a continuing shareholder after the split transaction is effected, or to be a non-continuing shareholder and receive a cash payment for their shares. In addition, beneficial owners who would be cashed out if they were record owners instead of beneficial owners, and who wish to receive a cash payment from First Banking Center as a part of the split transaction, would have the ability to inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. The board felt that this flexibility helped to balance the interests of the continuing and non-continuing shareholders.

        In determining the number of shares a shareholder needed to own in order to remain a shareholder after the split transaction, the board's primary consideration was how best to achieve the goal of becoming a non-SEC reporting company while cashing out the fewest number of record shareholders. The board considered a variety of cutoff numbers including using 1,000 shares as the minimum number of shares a shareholder needed to own in order to continue as a shareholder after the split transaction. The board determined, however, that 1,000 shares was too low of a threshold because, although there would be fewer than 300 record shareholders if a transaction were completed at that level, the number of continuing shareholders would be reduced to 277, a level that the board felt was too high and would not allow enough room for growth going forward. In addition, the board considered that a higher ratio would also sufficiently reduce the shares outstanding so that re-registration of the common stock would not be required in the near future, even if continuing shareholders who hold their shares in street name transfer ownership of their shares into their record names. Therefore, although more expensive, the board selected 2,000 shares as the minimum number of shares required to remain as a record shareholder. This number was chosen because it represented a cut-off among shareholders that would likely result, after completion of the split transaction, in the number of record shareholders being less than the 300 record shareholder limit necessary to terminate our reporting requirements with the SEC. At the same time, this would result in a relatively moderate number of shares (estimated at approximately 360,876, or 24.2%, of our outstanding shares at the time of the meeting) being cashed-out in the proposed split transaction.

        The board determined that the proposed transaction was fair to our unaffiliated shareholders, and specifically with respect to the unaffiliated, non-continuing shareholders receiving cash in the split transaction. In making this determination, the board did not utilize the following procedural safeguards:

  •
  the split transaction was not structured to require separate approval by a majority of those shareholders who are not our executive officers or directors of First Banking Center or the Bank; and

  •
  the board of directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors of First Banking Center or the Bank for purposes of negotiating the terms of the split transaction or to prepare a report regarding the fairness of the transaction.

        We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations.

Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation

First Banking Center's Reasons for the Split Transaction

        First Banking Center is undertaking the split transaction at this time to end our SEC reporting obligations, which will enable us to save the company and our shareholder the substantial costs associated with being a reporting company, and these costs are only expected to increase over time. The specific factors considered in electing at this time to undertake the split transaction and become a non-SEC reporting company are as follows:

  •
  We estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $500,000 by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. These expenses include legal expenses ($10,000), accounting expenses ($120,000), printing and postage ($2,000), transfer agent fees ($1,000), software and data processing ($15,000), necessitated by a large group of shareholders that hold a small interest in the outstanding shares of common stock. We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($350,000) spent on reporting and securities law compliance matters and reduced directors' fees relating to additional meetings of the audit committee and meetings related to compliance issues ($2,000). In addition to these annual costs, which we expect to increase over time, we estimate saving approximately $160,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;

  •
  We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes Oxley Act of 2002, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff effort necessary to continue as an SEC-reporting company will continue to increase as regulations implementing the act continue to be issued, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with company financial information by disseminating our annual reports, but the costs associated with these reports are substantially less than those we incur currently;

  •
  In the board of directors' judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight, given the low trading volume in our common stock and the fact that approximately 80.3% of our shareholders hold fewer than 2,000 shares, and given that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;

  •
  Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate;

  •
  Operating as a non-SEC reporting company will increase management's flexibility to consider and initiate actions that may produce long-term benefits and growth;

  •
  The split transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows the non-continuing shareholders to receive fair value and cash for their shares, in a quick and cost-effective manner, particularly given the possible ineffectiveness and inefficiencies of a tender offer, an open market share repurchase or a cash-out merger;

  •
  The split transaction will allow the non-continuing shareholders to receive a uniform amount of cash for their shares, even though our shares are not listed on any exchange or the OTCBB and are not actively traded. The split transaction will enable small shareholders to divest themselves of their positions without the expenditure of efforts disproportionate to the value of their holdings and without transaction expenses;

  •
  The split transaction will allow the non-continuing shareholders to realize what our board has determined to be fair value for their First Banking Center common stock. In reaching this conclusion, our board considered, among other factors, the valuation report prepared by Ryan Beck. In particular, our board considered that the $60.00 price represents 14.96 times earnings for March 31, 2004, and 163.25% of book value, which values are in line with comparable SEC-reporting companies;

  •
  At this point in time, First Banking Center had sufficient excess capital available that it could put to use in strategic planning, and in determining how to best manage and utilize this excess capital, the board determined that the most beneficial use of the funds would be to undertake a de-registration transaction that would allow us to eliminate the costs and realize the other benefits outlined above;

  •
  Because, after evaluating First Banking Center's recent performance and management's expectations as to future performance, the board considered it likely that a transaction could be completed at a lower cost now than if we were to wait, and that therefore a transaction conducted at this time had the greatest likelihood of being completed; and

  •
  Completing the split transaction at this time will allow us to begin to realize the cost savings, will allow our management to redirect its focus to our customers and communities, and will allow the non-continuing shareholders to receive cash for their shares, all at the earliest possible date.

        We considered that some shareholders may prefer to continue as shareholders of First Banking Center as an SEC-reporting company, which is a factor weighing against the split transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. We have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of any advantage that our status as an SEC-reporting company may offer.

        The board realized that many of the benefits of a deregistration transaction, such as eliminating costs associated with registration and allowing management to focus on customers, community and core business initiatives, have been in existence for some time. However, it was not until the board felt the impact over time of the increasingly stringent regulation brought on by the Sarbanes-Oxley Act that it began seriously to consider a strategic transaction that would result in the deregistration of our common stock. Moreover, it was not until the board and management, in connection with the company's overall strategic planning process, determined that we had excess capital available that the board felt the company was in a position to begin to undertake such a transaction. As a result of the confluence of these factors in the second quarter of this year, the board determined that it should undertake the transaction at this time. See "—Background of the Split Transaction."

        Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, First Banking Center does not have any other purpose for engaging in the split transaction at this particular time.

        In view of the wide variety of factors considered in connection with its evaluation of the split transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

        The split transaction, if completed, will have different effects on the non-continuing shareholders and the continuing shareholders. You should read the discussions under "—First Banking Center's Position as to the Fairness of the Split Transaction" and "—Effects of the Split Transaction on Shareholders of First Banking Center" for more information regarding these effects of the split transaction.

        We considered various alternative transactions to accomplish the proposed transaction, but ultimately elected to proceed with the split transaction. The following were the alternative transactions considered, but rejected:

  •
  Odd-lot Tender Offer. The board believed that this alternative might not result in shares being tendered by a sufficient number of record shareholders to reduce the number of shareholders below 300. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares given the limited value of the shares and the relative inconvenience associated with a tender.

  •
  Tender Offer to all Unaffiliated Shareholders. Our board of directors determined that we do not have the funds to effect a tender offer and would have to incur an unacceptably high amount of additional debt, if available, in order to effect this transaction. In addition, there might not be a sufficient number of record shareholders tendering their shares to reduce the number of record shareholders below 300, resulting in the requirement of a second-step merger.

  •
  Cash-Out Merger. The board considered a cash-out merger of the company into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the split transaction. This type of merger would have the same net effect on our shareholders as the split transaction. However, the board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the split transaction, but would have required the formation of a new corporation, more documentation than the split transaction, including a detailed plan of the merger, and likely more regulatory issues and increased costs.

  •
  Business Combination. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced.

  •
  Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC-reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in our best interests or the best interests of our unaffiliated shareholders and rejected this alternative.

        See "—Purpose and Structure of the Split Transaction" for further information as to why this split transaction structure was chosen.

First Banking Center's Position as to the Fairness of the Split Transaction

        Based on a careful review of the facts and circumstances relating to the split transaction, our board of directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the split transaction.

        In concluding that the terms and conditions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively fair to our unaffiliated shareholders, our board of directors considered a number of factors. In its consideration of both the procedural and substantive fairness of the transaction, the board considered the potential effect of the transaction as it relates to all shareholders generally, to non-continuing shareholders and to continuing shareholders. Because the transaction will affect shareholders differently only to the extent that some will be cashed out in the split transaction and some will retain their interest in the company, these are the only groups of shareholders with respect to which the board considered the relative fairness and the potential effects of the transaction. See "Effects of the Transaction on Shareholders of First Banking Center."

        The factors that our board of directors considered positive for all unaffiliated shareholders, including both those that are continuing and non-continuing shareholders, included the following:

  •
  our smaller shareholders who prefer to remain as shareholders of First Banking Center, despite the board's recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 2,000 shares of common stock in their own names immediately prior to the split transaction;

  •
  beneficial owners who hold their shares in "street name," who would be cashed out if they were record owners instead of beneficial owners, and who wish to be cashed out as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they will be cashed out; and

  •
  shareholders receive limited benefit from us being an SEC-reporting company because of our small size, the lack of analyst coverage, and very limited trading of our common stock.

        In addition to the positive factors applicable to all of our unaffiliated shareholders set forth above, the factors that the board of directors considered positive for the unaffiliated shareholders that are non-continuing shareholders included:

  •
  the cash price of $60.00 represents a 163.25% premium over our book value of our common stock as of March 31, 2004;

  •
  our common stock trades infrequently, with reported trades occurring on only 53 days in the 12 months prior to the public announcement of the proposed split transaction, with an average trading volume of approximately 1.055 shares per day, or approximately 0.07% of our outstanding common stock, a volume that the board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares;

  •
  the cash to be paid to them in the split transaction will provide certainty of value to those shareholders and immediate liquidity for them; and

  •
  no brokerage or other transaction costs are to be incurred by them in connection with the divesture of their shares.

        In addition to the positive factors applicable to all of our shareholders set forth above, the factors that the board of directors considered positive for the unaffiliated shareholders that are continuing shareholders included:

  •
  they will continue to have the opportunity to participate in our future growth and earnings;

  •
  they will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements; and

  •
  the two step structure of the split transaction will avoid disruption to holders of 2,000 or more shares of our common stock, who are not being cashed out in the transaction, by avoiding the requirement that these shareholders forward their stock certificates to the company for cash for fractional shares of common stock and replacement stock certificates for whole shares of common stock.

        Our board considered each of the foregoing factors to weigh in favor of the substantive fairness of the split transaction to our unaffiliated shareholders, whether they are non-continuing shareholders or continuing shareholders.

        The board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the split transaction to the unaffiliated shareholders. In particular, the factors that our board of directors considered as potentially negative for the unaffiliated shareholders that are non-continuing shareholders included:

  •
  they will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the board without the opportunity to liquidate their shares at a time and for a price of their choosing;

  •
  they will not have the opportunity to participate in any of our future growth and earnings; and

  •
  they will be required to pay income tax on the receipt of cash in the split transaction.

        The factors that our board of directors considered as potentially negative for the unaffiliated shareholders that are continuing shareholders included:

  •
  the continuing shareholders, following the split transaction, will have restrictions on their ability to transfer their shares of our common stock because our shares will be tradable only in privately-negotiated transactions, and there will not be a public market for our common stock, although, based on the historically low trading volume, this factor is expected to have a limited impact;

  •
  they will have reduced access to our financial information once we are no longer an SEC-reporting company, although we do intend to continue to provide the continuing shareholders with our annual reports;

  •
  the continuing shareholders will lose certain anti-takeover protections provided to public companies under Wisconsin law, unless we subsequently adopt amendments to our articles of incorporation electing to be covered by those statutes; and

  •
  the fact that continuing shareholders will lose certain protections currently provided under the Securities Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act.

        Our board of directors believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the split transaction to our unaffiliated shareholders, whether they be continuing or non-continuing shareholders and that the foregoing factors are outweighed by the positive factors previously described.

        We believe that the split transaction is procedurally fair to our unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders. In concluding that the split transaction, including the cash to be paid to the non-continuing shareholders, is procedurally fair to our unaffiliated shareholders, the board of directors considered a number of factors. The factors that our board of directors considered positive for all unaffiliated shareholders, including both continuing and non-continuing shareholders, included the following:

  •
  the split transaction is being effected in accordance with all applicable requirements of Wisconsin law;

  •
  our board of directors is primarily comprised of independent members, and, accordingly, there was no need to form a special committee or retain any unaffiliated representative(s) to represent unaffiliated shareholders, as the board was able to adequately balance the competing interests of the non-continuing shareholders and the continuing shareholders in accordance with their fiduciary duties. Although our board members do own stock in First Banking Center, the 2,000 share cutoff set in the split transaction was determined without regard to the directors' share ownership, and as this represented the sole potential conflict of interest and the board members will be treated identically to all other shareholders in the split transaction, the board did not feel that any additional protections that may be afforded by a special committee would be significant;

  •
  the board obtained a valuation report and fairness opinion from an independent third party concerning our common stock, and the board imposed no limitations upon Ryan Beck with respect to the investigation made or procedures followed in rendering its valuation report and fairness opinion;

  •
  the board retained and received advice from legal counsel in evaluating the terms of the split transaction;

  •
  management and the board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the split transaction, or potentially ineffective in achieving the goals of providing cash and value to the non-continuing shareholders as soon as possible and eliminating the costs and burdens of public company status;

  •
  shareholders will have the opportunity to determine whether or not they will remain shareholders after the split transaction by acquiring sufficient shares so that they hold at least 2,000 shares immediately prior to the split transaction or selling sufficient shares so that they hold less than 2,000 shares immediately prior to the split transaction, so long as they act sufficiently in advance of the split transaction so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on the effective date of the split transaction; and

  •
  First Banking Center had sufficient cash resources and borrowing capability to undertake the necessary actions to finance the split transaction.

        The board of directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the split transaction to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders.

        The board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both continuing and non-continuing shareholders to the same degree, on the procedural fairness of the split transaction:

  •
  although the interests of the continuing shareholders are different from the interests of the non-continuing shareholders and may create actual or potential conflicts of interest in connection with the split transaction, neither the board nor any of the directors retained an independent, unaffiliated representative to act solely on behalf of the non-continuing, shareholders for the purpose of negotiating the terms of the split transaction or preparing a report concerning the fairness of the split transaction;

  •
  the transaction is not structured to require approval of at least a majority of unaffiliated shareholders; however, the board determined that any such voting requirement would improperly usurp the power of the holders of a majority of our outstanding shares to consider and approve the proposed amendment as provided in our articles of incorporation and under Wisconsin law;

  •
  no appraisal or dissenters' rights are available under Wisconsin law to shareholders who dissent from the split transaction;

  •
  we did not solicit any outside expressions of interest in acquiring the company; and

  •
  we did not receive a valuation of our common stock by a second independent appraiser, in addition to the valuation report prepared by Ryan Beck, even though the receipt of recommendations from two independent appraisers with respect to the consideration to be paid in the split transaction may result in a presumption that the consideration was fair under Wisconsin law.

        The board of directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the split transaction to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders, and the foregoing factors are outweighed by the procedural safeguards previously described. In particular, with reference to the lack of a special committee, the board felt that the consideration of the transaction by the full board, whose sole conflict of interest is a relatively insignificant increase in aggregate share ownership following the split transaction and who will be treated identically to unaffiliated shareholders in the split transaction, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an independent fairness advisor.

        In addition, with respect to the determination not to seek a second opinion on valuation, our board felt that the valuation coupled with the fairness opinion to be given by Ryan Beck provided sufficient procedural safeguards with respect to the cash to be paid to the non-continuing shareholders, and determined that it would be unnecessary to incur the additional cost associated with obtaining a second recommendation from a second independent appraiser, particularly given that the possible presumption of fairness under Wisconsin law would be rebuttable by any shareholder presenting contrary evidence.

        Because shareholders will have the opportunity to adjust their share ownership levels and thereby elect whether or not to remain a shareholder, the board did not consider the absence of appraisal rights to be a significant factor with respect to the split transaction.

        We therefore believe that the split transaction is substantively and procedurally fair to our unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the factors that we considered led us to believe that the split transaction is unfair to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders.

        No unaffiliated person has made any offer during the past two years regarding our merger or consolidation with or into such person, for the sale or other transfer of all or any substantial part of our assets, or for the purchase of a controlling number of shares of our common stock.

        In evaluating the $60.00 per share that unaffiliated, non-continuing shareholders will receive in the split transaction, the board considered whether this constitutes fair value in relation to current and historical market prices, net book value, going concern value, and the valuation report and fairness opinion of Ryan Beck. In particular, the board was aware that our common stock, during the two years prior to its consideration of the split transaction, through the quarter that ended immediately prior to its approval of the transaction, traded in the range of $42.00 to $50.50 (see"Market Price of First Banking Center Common Stock and Dividend Information—Comparative Market Price Data) and therefore the $60.00 price represents an approximate 19% to 43% premium over those market prices. However, given the low trading volume of our common stock, the board recognized that our current and historical market prices may not be the most meaningful indication of value. As discussed above, the board considered the fact that the $60.00 cash price represents a 163.25% premium over our book value as of March 31, 2004, to be a factor weighing in favor of the split transaction.

        In evaluating the $60.00 share price in relation to our independent going concern value for purposes of determining the fairness of the split transaction, our board noted that fair value as determined under Wisconsin law takes into account the shareholders' proportionate interest in the company as a going concern, prior to taking the corporate action. Therefore, with respect to this factor, we relied upon the financial analyses performed by Ryan Beck, which calculated a range of fair values of our common stock, utilizing current and historical market prices, discounted dividend analysis, and comparable peer group analysis, among other analyses. Ryan Beck's analyses are summarized in "—Valuation of Financial Advisor; Fairness Opinion." We expressly adopt the analyses and conclusions of Ryan Beck set forth in its valuation report and fairness opinion, and have relied on these analyses in making our fairness determination as described in this proxy statement.

        In reaching a determination as to fairness, we did not consider the liquidation value of our assets to be a material factor in our consideration of the fairness of the split transaction, because we believe that the value that could be obtained through a liquidation of our assets would be significantly less than the value that could be obtained through a cash-out, going-private transaction. As a general rule, financial institutions do not have tangible assets that would bring a high value in a liquidation sale, but instead have assets that are dependent on a strong customer base. Because financial institutions are so heavily regulated, a liquidation process would be lengthy, and it is likely that if the company announced a liquidation sale customers would move their loans and deposits, which account for the most significant bank assets, to other institutions. Therefore, liquidation of a financial institution such as First Banking Center would not be likely to result in as high a value as if the company were to remain a going concern.

        Although in reaching our determination as to fairness, we noted the purchase prices paid in previous purchases (see "Common Stock Purchase Information—Prior Stock Purchases"), we did not consider these to be a material factor in our consideration of the fairness of the split transaction, because these purchase prices generally approximated the then-market value of our common stock. As discussed above, given the relatively low number of trades in our common stock, we feel that market price is not necessarily the most applicable measure of our fair value.

        Neither we nor any of the members of our board of directors received any reports, opinions or appraisals from any outside party relating to the split transaction or the fairness of the consideration to be received by our shareholders, other than the fairness opinion and valuation report received from Ryan Beck and attached as Appendix B and Appendix C to this proxy statement.

        We have not made any provision in connection with the split transaction to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, our board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. With respect to obtaining counsel or appraisal services solely for unaffiliated shareholders at our expense, the board did not consider these actions necessary or customary. Our board also considered the fact that under Wisconsin corporate law, and subject to certain conditions set forth under Wisconsin law, shareholders have the right to review our relevant books and records of account.

Board Recommendation

        Our board of directors believes the terms of the split transaction are fair and in the best interests of our unaffiliated shareholders and unanimously recommends that you vote "FOR" the proposal to adopt the amendments to our articles of incorporation that will allow us to effect the split transaction.

The Bank's Reasons for the Split Transaction

        The Bank is joining in the filing of this proxy statement solely because of its role in providing funds necessary to complete the split transaction. See "—Financing of the Split Transaction." The Bank is wholly-owned by First Banking Center, fourteen of the fifteen directors of the Bank are also directors of First Banking Center, and the management of the Bank also serves as management of First Banking Center. As a result, the Bank's reasons for engaging in the split transaction are the same as those of First Banking Center. See "—First Banking Center's Reasons for the Split Transaction."

The Bank's Position as to the Fairness of the Split Transaction

        The rules of the SEC require the Bank to express its belief as to the substantive and procedural fairness of the split transaction to First Banking Center's unaffiliated shareholders. The Bank's board of directors, fourteen of the fifteen of members of which also serve as directors of First Banking Center, believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to First Banking Center's non-continuing shareholders, are substantively and procedurally fair to First Banking Center's unaffiliated shareholders, including both unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders. In reaching this conclusion, the Bank's directors relied upon the factors considered by and the analyses and conclusions of the First Banking Center board of director, as well as the analysis and conclusions of First Banking Center's financial advisor, Ryan Beck, and the Bank adopts such analyses and conclusions as its own. See "—First Banking Center's Position as to the Fairness of the Split Transaction." The Bank is not making any recommendation regarding how First Banking Center's shareholders should vote.

Valuation of Financial Advisor; Fairness Opinion

        Ryan Beck & Co., Inc. ("Ryan Beck") acted as financial advisor to First Banking Center in connection with the planned de-registration of its common stock from the Securities and Exchange Commission ("SEC"). On July 13, 2004, First Banking Center formally retained Ryan Beck to act as its financial advisor with respect to the going private transaction, including providing a valuation of First Banking Center's common shares to be repurchased and issuing an opinion as to the fairness, from a financial point of view, of the per share price offered to its shareholders who will be partially or fully cashed-out as a result of the reverse stock split to be effected as part of the plan to de-register the common stock of First Banking Center from the SEC. The 361,000 shares that are expected to be repurchased in the split transaction, which are referred to in this summary as the "repurchased shares" will be repurchased through a 1 for 2,000 reverse stock split. Ryan Beck was advised that neither existing Wisconsin statutes nor any published court decisions have specifically addressed the applicability of a control premium in connection with the determination of fair value under Wisconsin law. In conducting its analysis and arriving at its opinion as to the fair value of the First Banking Center common stock, Ryan Beck assumed a control premium but not an acquisition premium.

        Ryan Beck, as a customary part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck is a nationally recognized advisor to firms in the financial services industry. Ryan Beck has knowledge of, and experience with, the banking market in which First Banking Center operates and banking organizations within this market, and was selected by First Banking Center because of Ryan Beck's knowledge of, experience with, and reputation in the financial services industry.

        Ryan Beck prepared its valuation report (a copy of which is attached as Appendix C) as of July 19, 2004 (the "Valuation Date"), that the fair value range of the repurchased shares was between $57.00 and $63.00 per share. Ryan Beck presented the valuation report to First Banking Center's board of directors at a meeting held on July 26, 2004. After the presentation, the board met without Ryan Beck being present to discuss the valuation report. On August 9, 2004, the board reconvened and discussed the proposed split transaction and valuation report with its attorneys and Ryan Beck. Following the discussion, the board of directors met without Ryan Beck's participation and set the price for the shares in the split transaction at $60.00 per share, which was within the range of values indicated in the presentation by Ryan Beck. The ultimate decision and responsibility as to the pricing of the shares was made by the board of First Banking Center. Ryan Beck delivered to First Banking Center its oral opinion that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as referred to herein, that the $60.00 per share price to be offered by First Banking Center is fair from a financial point of view to the First Banking Center shareholders who will be partially or fully cashed-out as a result of the split transaction. See "—Background of the Split Transaction" for further discussion of these meetings.

        On August 18, 2004, Ryan Beck presented First Banking Center with its written fairness opinion, dated August 9, 2004 (a copy of which is attached as Appendix B). No limitations were imposed by First Banking Center's board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in rendering its opinion. The following is a summary of the procedures followed, the findings and recommendations and the bases for and methods of arriving at such findings and recommendations, which were presented in the Ryan Beck valuation report and used to generate its fairness opinion.

        The full text of Ryan Beck's fairness opinion and valuation report, each of which set forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Ryan Beck, are attached as Appendix B and Appendix C, respectively, to this proxy statement. Shareholders of First Banking Center are urged to read the attached Ryan Beck fairness opinion and valuation report in their entirety. The Ryan Beck fairness opinion and valuation report are directed to First Banking Center's board of directors and are directed only to the per share price offered to shareholders who will be partially or fully cashed-out as a result of the split transaction. Neither document addresses First Banking Center's underlying business decision to effect the proposed split transaction, nor do they constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed split transaction at the special meeting or as to any other matter. The Ryan Beck valuation report, together with the fairness opinion, were among many factors taken into consideration by First Banking Center's board of directors in making its determination of the repurchase price. The fairness opinion and valuation report of Ryan Beck does not address the relative merits of the split transaction as compared to any alternative business strategies that might exist for First Banking Center or the effect of any other strategy in which First Banking Center might engage. The summary of the Ryan Beck opinion and valuation report set forth in this proxy statement is qualified in its entirety by reference to the full text of each of these documents. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act and the rules and regulations promulgated thereunder, or that its fairness opinion and valuation report constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

        In connection with rendering its opinion to First Banking Center's board of directors, Ryan Beck performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Ryan Beck considered such financial and other factors as it deemed appropriate under the circumstances including the following:

  •
  First Banking Center's Annual Reports on Form 10-K for the years ended December 31, 2003, 2002 and 2001;

  •
  First Banking Center's Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, September 30, 2003, June 30, 2003, March 31, 2003, and September 30, 2002;

  •
  First Banking Center Proxy Statements dated March 18, 2004, March 14, 2003, and March 13, 2002;

  •
  The historical stock prices and trading volume of First Banking Center's common stock;

  •
  The following financial forecasts and projections of First Banking Center prepared by its management: (1) net income of $6.2 million for 2004, $6.0 million for 2005, $6.6 million for 2006, $7.1 million for 2007 and $7.8 million for 2008; (2) asset growth of 6.0% per year for the years 2004 to 2008; (3) a dividend pay-out ratio of 20% per year for the years 2004 to 2008; and (4) a tax rate of 28% per year for the years 2004 to 2008;

  •
  Other operating and financial information provided to Ryan Beck by the management of First Banking Center relating to its business and prospects; and

  •
  The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to First Banking Center.

        Additionally, Ryan Beck:

  •
  Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

  •
  Analyzed the impact of the split transaction on First Banking Center and its continuing shareholders as if the transaction occurred on January 1, 2004;

  •
  Discussed with management the financial condition, businesses, assets, earnings and management's views about the future performance of First Banking Center;

  •
  Reviewed the nature and terms of certain other "going-private" transactions that it believed to be relevant; and

  •
  Reviewed the draft of the proxy statement with respect to the split transaction's terms and conditions.

        Ryan Beck also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its knowledge of securities valuation generally, and its knowledge of "going-private" transactions in the financial services industry.

        In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding First Banking Center and the Bank that was publicly available or provided to Ryan Beck by First Banking Center and its representatives. Ryan Beck is not an expert in the evaluation of allowance for loan losses. Therefore, Ryan Beck did not assume any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of First Banking Center at March 31, 2004, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the SEC as of that date. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and basis therefore) with the management of First Banking Center. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. In certain instances, for the purposes of its analyses, Ryan Beck made adjustments to such forecasts and projections, which in Ryan Beck's judgment were appropriate under the circumstances. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of First Banking Center or the Bank nor did Ryan Beck review any loan files of First Banking Center or the Bank. Ryan Beck also assumed that the transaction in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to First Banking Center.

        The preparation of a valuation involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck's opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the evaluation process underlying Ryan Beck's opinion.

        The forecasts and projections discussed with Ryan Beck were prepared by the management of First Banking Center without input or guidance from Ryan Beck. First Banking Center does not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the opinion. The projections were not prepared with a view toward public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

        In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of First Banking Center. Any estimates contained in Ryan Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold. In rendering its opinion, Ryan Beck assumed that, in the course of obtaining the necessary approvals for the transaction, no conditions would be imposed that will have a material adverse effect on the contemplated benefits of the transaction.

        Ryan Beck's opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which First Banking Center's common stock might trade subsequent to the split transaction. Events occurring after such date could materially affect the assumptions and conclusions contained in Ryan Beck's opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

        The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

        Analysis of Selected Publicly Traded Companies and Determination of Implied Trading Value. Ryan Beck compared First Banking Center's financial data and performance as of March 31, 2004, to a peer group of 11 selected commercial banking organizations with assets between $500 million and $1 billion and a core return on average assets of greater than 90 basis points, generally located in non-metropolitan areas of the Midwest region of the United States for which public trading and pricing information was available. Ryan Beck, in its judgment, deemed this group to be generally comparable to First Banking Center.

        The results of Ryan Beck's comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended March 31, 2004, and the market valuation multiples are based on market prices as of July 19, 2004.

	First Banking Center Inc.(1)	Peer Average(1)	Peer Median(1)
Capitalization
Total Assets (000s)	$555,213	$771,494	$752,392
Total Deposits (000s)	393,176	565,220	563,813
Total Shareholders' Equity (000s)	54,990	71,856	69,543
Total Equity / Assets	9.90%	9.31%	9.27%
Tangible Equity / Tangible Assets	9.78	8.37	8.17
Tier I Capital / Risk-Adj Assets	12.10	11.87	11.84
Total Capital / Risk-Adj Assets	13.20	12.96	12.99
Total Borrowings / Total Assets	18.43	12.93	13.75
Asset Quality
Non-Performing Loans / Loans	0.58	0.62	0.67
Non-Performing Loans + 90 Days Past Due / Loans	0.58	0.70	0.75
Loan Loss Reserves / NPLs	185.16	196.50	180.98
Loan Loss Reserves / NPLs + 90 Days Past Due	185.16	247.21	165.43
Loan Loss Reserves / Loans	1.08	1.22	1.24
Non-Performing Assets / Assets	0.77	0.54	0.63
Non-Performing Assets + 90 Days Past Due / Assets	0.77	0.60	0.67
Non-Performing Assets / Equity	7.73	5.95	7.62
Loan & Deposit Composition
Total Loans / Total Assets	77.26	74.44	75.05
Total Loans / Deposits	109.10	104.90	103.41
1-4 Family Loans / Total Loans	39.13	28.61	31.38
5+ Family Loans / Total Loans	0.90	2.43	2.35
Construction & Developmental Loans / Total Loans	11.79	7.89	7.56
Other Real Estate Loans / Total Loans	33.39	30.89	29.91
Real Estate Loans/Total Loans	85.21	69.82	72.88
Consumer Loans / Total Loans	0.60	7.15	6.34
Commercial Loans / Total Loans	7.87	19.79	16.79
Non-Interest Bearing Deposits/Total Deposits	14.75	14.96	12.13
Transaction Accounts/Total Deposits	63.38	55.00	52.10
Total CD's/Total Deposits	36.62	45.00	47.90
Time Deposits > $100,000 / Total Deposits	14.67	14.85	16.17
Performance
Return on Average Assets	1.17%	1.20	1.07
Return on Average Equity	11.65	13.08	12.74
Net Interest Margin	4.18	3.93	4.10
Yield / Cost Spread	3.85	3.45	3.45
Yield on Interest Earning Assets	5.63	5.66	5.51
Cost of Interest Bearing Liabilities	1.78	2.20	2.06
Non Interest Income / Average Assets	1.02	1.61	1.18
Non Interest Expense/Avg Assets	3.16	3.33	2.87
Salary Expense/Total Revenue	37.23	34.83	35.14
Occupancy & Equipment Expense/Avg Assets	0.49	0.44	0.36
Efficiency Ratio	63.92	60.40	61.89
Growth Rates

Asset Growth	10.55		4.94		2.64
Loan Growth Rate	16.46		9.30		8.53
Deposit Growth Rate	4.50		6.29		2.53
Revenue Growth Rate	3.33		4.24		1.22
EPS Growth Rate	4.70		1.41		5.80
Market Statistics
Stock Price at July 19, 2004	$49.00
Price / LTM EPS	12.20	x	14.52	x	14.40	x
Price / Book Value	133.40%		185.95%		192.10%
Price / Tangible Book Value	135.30		208.37		201.50
Market Capitalization ($M)	$73.10		$135.23		$124.00
Dividend Yield	1.67%		2.87%		2.87%
Avg Weekly Volume/ Shares Outstanding	0.03		0.87		0.87
Average Weekly Volume (shares)	448		47,257		34,822

(1)
As of or for the latest twelve-month period ending March 31, 2004.

        Ryan Beck noted on an overall basis, that First Banking Center had capital ratios in excess of those at the peer companies. Tangible equity to tangible assets was 9.78% for First Banking Center compared to 8.17% for the peer median. Tier 1 capital and total capital to risk-adjusted assets were 12.10% and 13.20%, respectively, for First Banking Center, higher than the peer medians of 11.84% and 12.99%.

        Ryan Beck noted that First Banking Center's loan portfolio represents 77.26% of its assets, similar to the peer group median of 75.05%. Ryan Beck also noted the following about First Banking Center:

  •
  Its loan portfolio has a larger real estate orientation at 85.21% real estate loans to total loans than the peer group median at 72.88%.

  •
  Its commercial real estate loans including construction and development and multi-family loans account for 46.08% of First Banking Center's total loan portfolio versus 39.82% for the median of the peer group.

  •
  Its 1-4 family residential loans represent 39.13% of total loans, significantly higher than the peer median of 31.38%.

  •
  Its consumer and commercial & industrial loans, at 0.60% and 7.87% of total loans, respectively, represent a significantly smaller portion of First Banking Center's total loan portfolio than that of the peer group, which had medians of 6.34% and 16.79%, respectively.

  •
  It has generated a higher level of transaction account deposits at 63.38% of total deposits, including non-interest bearing demand deposits of 14.75%, than its peer group median with 52.10% and 12.13%, respectively.

        Ryan Beck also noted First Banking Center's asset quality as measured by non-performing loans to total loans and non-performing assets to total assets (0.58% and 0.77% respectively) was similar to the peer group medians (0.67% and 0.63%, respectively). At 1.08% of total loans, First Banking Center's level of loan loss reserves is below its peer median of 1.24%, yet its ratio of reserves to non-performing loans (185.16%) is slightly higher than the peer median of 180.98%.

        Additionally, Ryan Beck noted the following:

  •
  The last twelve month performance of First Banking Center as measured by return on average assets and return on average equity (1.17% and 11.65%, respectively) was in line with that of the peer group median (1.07% and 12.74%, respectively).

  •
  First Banking Center's net interest margin at 4.18% was higher than the peer median of 4.10% due in part to its lower cost of interest bearing liabilities (1.78%) versus the peer group median (2.06%).

  •
  First Banking Center's non-interest income to average assets ratio at 1.02% was below the peer median of 1.18%, while its efficiency ratio and non-interest expense as a percentage of average assets of 63.92% and 3.16%, respectively, was higher than the peer group median of 61.89% and 2.87%.

  •
  First Banking Center's asset, loan and deposit growth rates over the past twelve months were significantly greater than the peer medians. Over the same period, revenue grew more than twice that of the peer median while earnings per share growth at 4.70% was below the peer median of 5.80%.

        Lastly, Ryan Beck noted that First Banking Center's common shares were trading at a lower multiple to its latest twelve-month earnings per share of 12.20x relative to the peer median of 14.40x. First Banking Center shares also trade significantly lower than the peer median as a percentage of book value (133.40% versus the peer median of 192.10%) and tangible book value (135.30% versus the peer median of 201.50%). First Banking Center pays a cash dividend that results in a 1.67% dividend yield compared to the peer median of 2.87%. The market for First Banking Center shares is illiquid relative to its peer group. Over the past three months an average of 448 shares of First Banking Center common stock have traded per week, which represents approximately 0.03% of its total outstanding shares. The peer group median average weekly volume to shares outstanding ratio over the same time period is 0.87%.

        The following table displays Ryan Beck's determination of the range of implied values of First Banking Center based upon the peer group trading multiples and First Banking Center financials.

	First Banking Center Valuation Indicator	Median Peer Group Valuation Multiple	First Banking Center Implied Value Per Share
Price/ LTM EPS	$4.01	14.40x	$57.74
Price/ Book Value	$36.73	192.10%	$70.56
Price/ Tangible Book Value	$36.22	201.50%	$72.98

        Ryan Beck believes the price to last twelve months earnings per share multiple most accurately reflects the fair value utilizing this method because of First Banking Center's excess capital relative to its peer companies. Ryan Beck noted that the repurchase price of $60.00 per share that was set by the First Banking Center board is greater than the $57.74 imputed value derived from the price to last twelve months earnings per share multiple.

        No company used in the Analysis of Selected Publicly Traded Companies and Determination of Implied Trading Value is identical to First Banking Center. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

        Discounted Dividend Analysis.    Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that First Banking Center could produce in perpetuity.

        As a basis for performing this analysis, Ryan Beck utilized 2004 to 2008 earnings per share estimates for First Banking Center, which were based on projections provided by management. These projections are based upon various factors and assumptions, many of which are beyond the control of First Banking Center. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share First Banking Center common stock values, Ryan Beck utilized several assumptions that, in its judgment, it considered appropriate, relating to the discount rates, terminal year multiples, minimum tangible equity to tangible asset ratio, asset growth rates and earnings projections. The discount rates, ranging from 11% to 13%, were based upon First Banking Center's historical return on average equity range. The terminal year price to earnings multiples range from 14x to 16x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates).

        To provide a control premium, Ryan Beck made the following assumptions in its analysis:

  •
  A tangible equity to tangible assets ratio of 6% was assumed which is significantly lower than First Banking Center's current level of 9.78%. This had the impact of increasing the valuation;

  •
  Discount rates of 11% to 13% were used which reflects First Banking Center's historical return on average equity. Using a relatively low discount rate has the impact of increasing the valuation; and

  •
  A terminal year price to earnings range from 14x to 16x earnings was used. This is significantly higher than approximately 11.6 times earnings which First Banking Center had traded during the latest twelve months and the 12.2 times price to earnings multiple as of July 19, 2004. Using a higher terminal multiple had the impact of increasing the valuation.

        These assumptions had the impact of providing a control premium.

        The discounted dividend analysis produced the range of net present values per share of First Banking Center common stock illustrated in the chart below:

		Discount Rates
		11.00%	12.00%	13.00%
Terminal Year	14.00x	$60.46	$58.74	$57.10
Multiple of	15.00x	$62.92	$61.09	$59.35
Earnings	16.00x	$65.38	$63.43	$61.59

        Ryan Beck noted that the $57.00 to $63.00 per share valuation range is within the range determined by the Discounted Dividend Analysis.

        These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of First Banking Center common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including earnings projections, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

        Comparison of Current Market Price.    In its valuation report, Ryan Beck noted that the range of $57.00 to $63.00 per share is a 16.3% and 28.6% premium, respectively, to the current market price of First Banking Center's common stock of $49.00 per share. The $60.00 per share value chosen by First Banking Center's board of directors represents a 22.5% premium to the current market price.

        Financial Impact Analysis.    In order to measure the impact of the split transaction on First Banking Center's operating results, financial condition and capital ratios, Ryan Beck analyzed the pro forma effects of the split transaction on 2004 operating results (assuming the split transaction had been completed as of January 1, 2004). In performing this analysis, Ryan Beck utilized March 31, 2004, balance sheet and income statement data and relied on certain assumptions provided by the management of First Banking Center relating to earnings projections, as well as the structure and costs associated with the transaction. In the analysis, Ryan Beck, based upon representations from the management of First Banking Center, assumed First Banking Center will utilize $7.5 million of a new issue of trust preferred securities and $7.5 million of senior debt to finance a portion of the repurchase. Ryan Beck based the cost of that capital on the three year forward yield curve of the 3-month LIBOR rate as of July 19, 2004, plus 260 basis points for the trust preferred issue (7.42%) and 250 basis points for the senior debt (7.32%). Ryan Beck assumed that the remaining cost of the repurchase would be financed from dividends paid to First Banking Center from the Bank, and based the cost of those dividends on the 3-year CD rate of 3.50% as of July 19, 2004. Ryan Beck estimated transaction expenses to be approximately $310 thousand and assumed that holding company cash would be sufficient to cover the expenses. Ryan Beck assumed the cost of the cash to be based upon the three-year forward yield on the 3-month T-bill of 4.68%. First Banking Center estimated the range of cost savings related to the de-registration of its securities to be between $327 thousand and $642 thousand. Ryan Beck has assumed cost savings of $327 thousand in its analysis.

        Based on the $57.00 to $63.00 per share valuation range, the following table highlights the expected pro forma impact. The actual results achieved may vary materially from the projected results.

	$57.00	$63.00
2004 Estimated EPS Accretion	16.10%	14.95%
Book Value Dilution	18.28%	23.47%
Tangible Book Value Dilution	19.66%	24.99%
Leverage Ratio	7.11%	6.74%

Conclusion

        Ryan Beck, in its valuation report, provided the board of directors of First Banking Center with a valuation range for the split transaction of $57.00 to $63.00 per share. The board of directors decided to offer $60.00 per share to all shareholders affected by the split transaction. Nothing that the $60.00 per share price offered is in the valuation range of $57.00 to $63.00 per share and considering all other relevant factors. Ryan Beck gave First Banking Center's board of directors its opinion that the $60.00 per share price offered by First Banking Center in the split transaction is fair from a financial point of view to First Banking Center's shareholders who will be partially or fully cashed out as a result of the split transaction.

        With regard to Ryan Beck's services in connection with First Banking Center's de-registration, First Banking Center paid Ryan Beck a retainer of $10,000. Upon delivery of the valuation report, First Banking Center paid Ryan Beck a fee of $25,000. A fee of $40,000 was paid to Ryan Beck upon rendering its fairness opinion. First Banking Center also agreed to reimburse Ryan Beck for reasonable out-of-pocket expenses. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses and shall not, in the aggregate, exceed $10,000 without the prior consent of First Banking Center. Ryan Beck was also given the right of first refusal to act as placement agent with respect to the Trust Preferred portion of the financing necessary to complete the split transaction. Also, First Banking Center agreed to indemnify Ryan Beck against certain liabilities, including certain liabilities under federal securities laws.

        Ryan Beck has not had a prior investment banking relationship with First Banking Center. Ryan Beck's research department does not provide published investment analysis on First Banking Center. Ryan Beck does not act as a market maker in First Banking Center common stock. In the ordinary course of Ryan Beck's business as a broker-dealer, Ryan Beck may actively trade equity securities of First Banking Center for the account of its customers.

Availability of Documents

        Ryan Beck's fairness opinion and valuation report are attached as Appendix B and Appendix C respectively, to this proxy statement. In addition, the fairness opinion and valuation will be made available for inspection and copying at our principal executive offices, located at 400 Milwaukee Avenue, Burlington, Wisconsin, during our regular business hours by any interested shareholder or representative who has been designated in writing. A copy of these materials will also be sent to any interested shareholder or representative who has been designated in writing, upon written request and at the expense of the requesting shareholder.

Purpose and Structure of the Split Transaction

        The purposes of the split transaction are to:

  •
  consolidate ownership of our common stock in under 300 record shareholders, which will discontinue our SEC reporting requirements and thereby achieve significant cost savings; and

  •
  allow our management to refocus time spent on SEC-reporting obligations and shareholder administrative duties to our business.

        For further background on the reasons for undertaking the split transaction at this time, see "—Background of the Split Transaction" and "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation."

        The proposed transaction has been structured as a two-step stock split transaction to allow small shareholders easily to obtain the fair value in cash for their shares, to avoid disruption to shareholders of 2,000 or more shares who would not be cashed out in the transaction, and to limit the costs of the split transaction by avoiding costs associated with cashing out the fractional shares of the holders of 2,000 or more shares of common stock and reissuing stock certificates to those shareholders.

        The board elected to structure the transaction to take effect at the record shareholder level, meaning that First Banking Center will look at the number of shares registered in the name of a single holder to determine if that holder's shares will be cashed out. The board chose to structure the transaction this way in part because it determined that this method would provide First Banking Center with the best understanding at the effective time of how many shareholders would be cashed out and what the exact cost to the company would be, because the company's transfer agent will be able to provide it with a complete and final list of all record shareholders at the effective time. Conversely, if the transaction treated beneficial holders, who own their shares through a broker or nominee, the same as record shareholders, then although First Banking Center would provide each broker and nominee the opportunity to receive cash in exchange for each beneficial holder owning less than 2,000 shares, the broker or nominee would not be required to exchange the shares, thus creating some uncertainty as to how many shareholders will ultimately be cashed out. In addition, the board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders. See "Effect of the Split Transaction on Shareholders of First Banking Center—Examples." The board felt that this flexibility would help to enhance the substantive fairness of the transaction to both continuing and non-continuing shareholders. Although providing this flexibility generates an element of uncertainty, in that the split transaction may not eliminate as many shareholders as anticipated, the board felt that the high split ratio of 2,000-to-1 allowed a sufficient margin for shareholders to transfer their shares in or out of street name. Overall, the board determined that structuring the transaction as a two-step stock split transaction that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by the board of directors and the selection of the split ratio, see "—Background of the Split Transaction" and "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation."

Effects of the Split Transaction on First Banking Center; Plans or Proposals after the Split Transaction

        The split transaction will have various positive and negative effects on us, which are described below.

Effect of the Proposed Transaction on Common Stock Outstanding

        Our articles of incorporation currently authorize the issuance of 3,000,000 shares of common stock. As of the record date, the number of outstanding shares of common stock was 1,493,683. Based upon our best estimates, if the split transaction had been consummated as of the record date, the number of outstanding shares of common stock would have been reduced from 1,493,683 to approximately 1,132,807 and cash would have been paid for approximately 360,876 shares, and the number of record shareholders would have been reduced from approximately 814 to approximately 160, or by approximately 654 record shareholders.

        The number of authorized shares of common stock will remain unchanged after completion of the split transaction. After completion of the split transaction, we will have 3,000,000 authorized shares of common stock, of which approximately 1,132,807 will be issued and outstanding. We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plans.

Termination of Securities Exchange Act Registration and Reporting Requirements

        Upon the completion of the split transaction, we expect that our common stock will be held by fewer than 300 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC will terminate pursuant to Rule 12h-3 of the Securities Exchange Act.

        The termination of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. Therefore, we estimate that we will eliminate costs and avoid immediately anticipated future costs associated with these filing requirements, which we estimate to be approximately $500,000 on an annual basis. These annual costs are broken down as follows:

Independent Auditors	$120,000
SEC Counsel	$10,000
Current and Additional Staff and Executive Time	$350,000
Transfer Agent	$1,000
Printing and Mailing	$2,000
Software and Data Processing Costs	$15,000
Director Fees	$2,000

Total	$500,000

        In addition to those annual costs, we estimate saving approximately $160,000 of one-time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002.

        We will apply for termination of our reporting obligations as soon as practicable following completion of the split transaction. Following completion of the split transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate our annual reports on a regular basis.

Effect on Trading of Common Stock

        Our common stock is not actively traded. Robert W. Baird & Co. Incorporated and A.G. Edwards & Sons, Inc., however, do arrange for trades in the stock. Once we stop filing reports with the SEC, our common stock will no longer be available for public trade.

Elimination of Non-Continuing Shareholders

        As a result of the split transaction, all shares held by non-continuing shareholders will be converted into the right to receive $60.00 in cash. As a result, the non-continuing shareholders will not have the opportunity to participate in our earnings and growth after the split transaction. Similarly, the non-continuing shareholders will not face the risk of losses generated by our operations or any decline in our value after the split transaction. For more effects of the split transaction on our shareholders, see "—Effects of the Split Transaction on Shareholders of First Banking Center" below.

Effect on Statutory Anti-Takeover Protections

        As a result of the split transaction, First Banking Center will no longer automatically be covered by certain provisions of Wisconsin corporate law that protect publicly-held corporations from hostile takeovers and abusive takeover tactics. These provisions prohibit a person from engaging in specified transactions with the corporation after that person has acquired a significant portion of the corporation's shares. These protections are summarized as follows:

  •
  Business Combination Statute. This statute prohibits business combinations, including mergers, share exchanges, asset sales, liquidations and dissolutions, between publicly-held Wisconsin corporations and an interested stockholder, defined generally as a holder of at least 10% of the corporation's stock. This prohibition lasts for a period of three years, and following this three-year period, business combinations may only be completed if (a) the board approved the interested stockholder's acquisition of 10% or more of the corporation's shares; (b) a majority of shareholders, excluding the interested stockholder, approves the business combination; or (c) the interested stockholder pays a "fair price," as defined in the statute, for the shares it acquires in the business combination.

  •
  Fair Price Statute. Wisconsin corporate law requires that business combinations between publicly-held Wisconsin corporations and a person designated as a significant shareholder must be approved by 80% of all of the corporation's shareholders and two-thirds of all of the corporation's shareholders other than the significant shareholder. This requirements does not apply if the corporation's shareholders receive a "fair price," as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is generally defined as a person who owns 10% or more of the corporation's outstanding shares or who is an affiliate of the corporation and owned at least 10% of the corporation's outstanding shares at any time within the prior two-year period.

  •
  Control Share Statute. Under Wisconsin corporate law, if a person holds more than 20% of the outstanding shares of a publicly-held Wisconsin corporation, the voting power of the shares held by that person in excess of 20% of the corporation's outstanding shares is reduced to 10% of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of holders of a majority of the corporation's outstanding shares. The person seeking restoration of full voting power may vote on this resolution.

        Because by statute these provisions apply only to Wisconsin corporations that have shares registered with the SEC, they will not apply to First Banking Center after we terminate our registration. However, under Wisconsin law, a corporation may elect in its articles of incorporation to be governed by these statutory provisions even if the corporation is not an SEC-reporting company.

Therefore, First Banking Center may in the future elect to be covered by these protections, but only if our shareholders approve the necessary amendments to our articles of incorporation. No such amendments are currently proposed.

Reduction in Capital

        As a result of the split transaction, our capital will be reduced, although we anticipate that we will remain "well capitalized" for bank regulatory purposes. For example, it is estimated that regulatory and Tier 1 capital as of June 30, 2004, will each decrease by approximately 14,470,000, from approximately $54,479,000 and $52,723,000, respectively, on a historical basis to approximately $40,009,000 and $38,253,000, respectively, on a pro forma basis.

Other Financial Effects of the Split Transaction

        We expect that the split transaction and the use of approximately $21,970,000 in cash to complete the split transaction, which includes approximately $21,660,000 to be paid to non-continuing shareholders in exchange for their shares, and approximately $310,000 in professional fees and other expenses related to the split transaction, will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. See "—Fees and Expenses" for a description of the fees and expenses we expect to incur in connection with the split transaction. See "—Financing of the Split Transaction" below for a description of how the split transaction will be financed.

Effect on Options

        Upon effectiveness of the split transaction, the number of shares of common stock subject to outstanding options under our Incentive Stock Plan and the exercise prices of the options will remain the same.

Effect on Conduct of Business after the Transaction

        We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

Effect on Our Directors and Executive Officers

        It is not anticipated that the split transaction will have any effect on the directors and executive officers of First Banking Center and the Bank, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares. We expect that all of these directors and executive officers will hold more than 2,000 shares at the effective time of the split transaction. As a result, they will continue to hold the same number of shares after the split transaction as they did before. However, because total outstanding shares will be reduced, this group will hold a larger relative percentage of the company. As of the record date, these directors and executive officers collectively beneficially held 199,295 shares, or 13.34% of our common stock, and had voting power over 138,812 shares, or 9.29% of our common stock. Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 17.59% of our common stock and will have voting power with respect to 12.25% of our common stock.

        The aggregate net book value of the company, as of June 30, 2004, with respect to the directors' and officers' relative ownership is expected to decrease $1,549,557, from $7,268,873 to $5,719,316, or a decrease of approximately 21.32%. The basic earnings per share, as of June 30, 2004, is expected to increase $0.69, from $1.92 to $2.61, or an increase of approximately 35.94%, which is the same change that will affect all continuing shareholders, whether they are affiliated or unaffiliated.

Effect on the Bank

        We expect that the only effect of the split transaction on the Bank will arise from the dividend, if any, paid by the Bank to First Banking Center to help fund the transaction. See "—Financing of the Split Transaction," The effect of this dividend will have the same effect on the Bank as any other dividend paid in the ordinary course to fund First Banking Center's operations, and will only affect the Bank insofar as it may have less funds available for future dividends pursuant to the relevant regulatory requirements. Under Wisconsin law, a Wisconsin bank may pay dividends out of undivided profits, unless the payment of the dividend would cause the bank to be undercapitalized, and in some cases approval from the Wisconsin Division of Banking may be required if the dividend will exceed the bank's year-to-date income and dividends declared and paid in either of the two preceding years exceeded net income for either of those years respectively. The payment of a dividend to fund the split transaction, which is not expected to exceed $10,000,000, will not cause the Bank to be undercapitalized or require regulatory approval, but it will need to be taken into account when considering future dividend availability.

        Except as described in the preceding paragraph, we do not except the split transaction to have any effect on the Bank or its directors and executive officers (other than the effect on the directors and officers who own shares of First Banking Center common stock, which is described above). The Bank will continue to be wholly-owned by First Bank Center following the split transaction, and will continue to conduct its existing operations in the same manner as now conducted. The articles of incorporation and bylaws of the Bank will remain unchanged, its directors and executive officers will continue to hold the same positions they do currently, and the Bank will continue to be regulated by the same agencies as before the split transaction. The Bank does not hold any shares of First Banking Center common stock, except for shares held by its trust department in a fiduciary capacity, as described under "Security Ownership of Certain Beneficial Owners and Management."

Plans or Proposals

        Other than as described in this proxy statement, neither we nor our management has any current plans or proposals to effect any extraordinary corporate transaction, either with respect to First Banking Center or the Bank, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our or the Bank's assets, to change either of our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business or that of the Bank. As stated throughout this proxy statement, we believe there are significant advantages in effecting the split transaction and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, either at the holding company or Bank level, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate. In this event, our continuing shareholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the non-continuing shareholders in the split transaction.

Effects of the Split Transaction on Shareholders of First Banking Center

        The general effects of the split transaction on the non-continuing shareholders and the continuing shareholders are described below.

Effects of the Split Transaction on the Non-Continuing Shareholders

        The split transaction will have both positive and negative effects on the non-continuing shareholders. All of these changes will affect unaffiliated and affiliated non-continuing shareholders in the same way. The board of directors of First Banking Center considered each of the following effects in determining to approve the split transaction.

Positive Effects:

        As a result of the split transaction, the non-continuing shareholders will:

  •
  have the right to receive a cash payment of $60.00 per share for their shares of First Banking Center common stock, which allows them to obtain cash for their shares even though our shares are not traded in an active market; and

  •
  be able to immediately liquidate their holdings without having to pay brokerage fees or commissions, which the board felt particularly important given the very limited trading activity in our common stock.

Negative Effects:

        As a result of the split transaction, the non-continuing shareholders will:

  •
  no longer be able to participate in any of our future earnings and growth; and

  •
  be required to pay federal and, if applicable, state and local income taxes on the cash they receive in the split transaction. For further discussion, see the section of this proxy statement entitled "Material Federal Income Tax Consequences of the Split Transaction."

        In addition, the non-continuing shareholders will not have dissenters' appraisal rights in connection with the split transaction. See "—Appraisal Rights and Dissenter's Rights; Escheat Laws" below.

Effects of the Split Transaction on the Continuing Shareholders

        The split transaction will have both positive and negative effects on the continuing shareholders. All of these changes will affect unaffiliated and affiliated continuing shareholders in the same way. Our board of directors considered each of the following effects in determining to approve the split transaction.

Positive Effect:

        As a result of the split transaction, any of our future earnings and growth will be solely for the benefit of the continuing shareholders.

Negative Effects:

        As a result of the split transaction:

  •
  the liquidity of our common stock will likely be reduced following the split transaction because of the reduction in the number of our record shareholders and the fact that our stock will only be tradable in privately-negotiated transactions; and

  •
  some of the anti-takeover protections currently provided to our shareholders under Wisconsin law will no longer be available when we are a non-SEC reporting company, unless our shareholders subsequently approve amendments to our articles of incorporation electing to be covered by these statutes. See "—Effects of the Split Transaction on First Banking Center; Plans or Proposals after the Split Transaction" above.

Examples

        The following table illustrates some examples of how the split transaction, if approved, will affect shareholders:

HYPOTHETICAL SCENARIO	RESULT
Mr. Parker is a registered shareholder who holds 1,000 shares of common stock in his own name prior to the split transaction.	Instead of receiving a fractional share of common stock immediately after the reverse split, Mr. Parker's shares will be converted into the right to receive cash. Mr. Parker would receive $60,000 ($60.00 × 1,000 shares).

Note: If Mr. Parker wants to continue his investment in the company, prior to the effective time, he can buy at least 1,000 more shares. Mr. Parker would have to act far enough in advance of the split transaction so that the purchase is completed and the additional shares are credited in his account by the close of business (local time) on the date of the effective time.

Ms. Baker has two separate record accounts. As of the effective time, she holds 1,500 shares of common stock in one account and 1,000 shares of common stock in the other. All of her shares are registered in her name only.	Ms. Baker will receive cash payments equal to the cash-out price of her common stock in each record account instead of receiving fractional shares. Ms. Baker would receive two checks totaling $150,000 ($60.00 × 1,500 = $90,000 and $160 × 1,000 = $60,000)

Note: If Ms. Baker wants to continue her investment in First Banking Center, she can consolidate or transfer her two record accounts prior to the effective time into an account with at least 2,000 pre-split shares of common stock. Alternatively, she can buy at least 500 more shares for the first account and 1,000 more shares for the second account, and hold them in her account. She would have to act far enough in advance of the split transaction so that the consolidation or the purchase is completed by the close of business (local time) on the day of the effective time.

Mr. Hodges holds 2,700 shares of common stock as of the effective time.	After the split transaction, Mr. Hodges will continue to hold 2,700 shares of common stock.

Ms. Young holds 750 shares of common stock in her name in a brokerage account through ABC Bank as of the effective time. She is the sole beneficial owner holding shares in this account.	First Banking Center intends for the split transaction to be effected at the record-holder level. Because ABC Bank is the record holder of fewer than 2,000 shares, Ms. Young will receive, through her broker, a check for $45,000 (750 shares × $60.00).

Mr. Simon holds 750 shares of common stock in "street name" through XYZ Brokerage as of the effective time. XYZ Brokerage also holds 1,500 shares for 10 other beneficial owners.	Because the split transaction will be effected at the record-holder level, Mr. Young will continue to hold 750 shares of common stock in "street name" name through XYZ Brokerage, which is considered the record-holder. The other beneficial owners will likewise continue to own their shares in "street name."

Note: If Mr. Simon wants to be cashed out in the split transaction, he can transfer his shares out of "street name" into his own name. He would have to act far enough in advance of the split transaction so that the transfer is completed by the close of business (local time) on the day of the effective time.

        It is important that our shareholders understand how shares that are held by them in "street name" will be treated for purposes of the split transaction described in this proxy statement. Shareholders who have transferred their shares of First Banking Center stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of First Banking Center stock that its clients have deposited with it through a single nominee; this is what is meant by "street name." If that single nominee is the record shareholder for 2,000 or more shares, then the stock registered in that nominee's name will be completely unaffected by the split transaction. Because the split transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 2,000 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is less than 2,000. If you hold your shares in "street name," you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you. Because other "street name" holders who hold through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether you will be cashed out in the transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold more than 2,000 shares in any one account, we think it is likely that all "street name" holders will remain continuing shareholders.

        The board elected to structure the split transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders. See "—Purpose and Structure of the Split Transaction." Shareholders who would still prefer to remain as shareholders of First Banking Center, despite the board's recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 2,000 shares in their own name immediately prior to the split transaction. In addition, beneficial owners who would be cashed out if they were record owners instead of beneficial owners, and who wish to receive a cash payment from First Banking Center as a part of the split transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. In either case, these shareholders will have to act far enough in advance of the split transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day of the effective time.

Interests of Certain Persons in the Split Transaction

        The executive officers and directors of First Bank Center and the Bank who are also shareholders will participate in the split transaction in the same manner and to the same extent as all of the other shareholders. We anticipate that all of the directors and officers will own more than 2,000 shares of common stock, and therefore continue as shareholders if the split transaction is approved. In addition, because there will be fewer outstanding shares, these directors will own a larger relative percentage of the company on a post-split basis. This represents a potential conflict of interest because the directors of First Banking Center approved the split transaction and are recommending that you approve it. Despite this potential conflict of interest, the board believes the proposed split transaction is fair to our unaffiliated shareholders, for the reasons discussed in the proxy statement.

        The fact that each director's percentage ownership of First Banking Center's stock will increase as a result of the split transaction was not a consideration in the board's decision to approve the split transaction or in deciding its terms, including the 2,000 share cutoff. In this regard, the directors as a group will be treated exactly the same as other shareholders. In addition, the board determined that any potential conflict of interest created by its members' ownership of our stock is relatively insignificant. The board did not set the 2,000 share cutoff in order to avoid cashing out any directors. In addition, the increase in each director's percentage ownership of our stock resulting from the split transaction is expected to be insignificant. The director owning the most shares of our stock beneficially owns approximately 2.45% of our stock now, and would beneficially own approximately 3.23% following the split transaction, which does not have any appreciable effect on his ability to control the company. As a group, the percentage beneficial ownership of all directors and executive officers of First Banking Center and the Bank would increase 4.25%, from approximately 13.34% to approximately 17.59% after the split transaction, and the collective voting power would increase only 2.96%, from 9.29% to 12.25%, which also is very unlikely to have a practical effect on their collective ability to control the company.

        A large number of our employees own shares of our stock that they acquired through the exercise of stock options that were granted to them to increase their incentive to do their best for the company and its shareholders. The board determined that it would be counterproductive to cash out these employee-shareholders and to lose this motivating force. Accordingly, the board has established a voting trust and given employees the opportunity to place their shares in this voting trust. In addition to its desire to retain the incentive effect of allowing employees to remain continuing shareholders, the board felt that the voting trust would provide additional business and ancillary benefits, such as safety of share certificates and greater ease of administration of employee accounts. The voting trust is structured so that employees deposit their share certificates with the voting trustee, and in exchange the voting trustee will issue to each employee a voting trust certificate. The trustee will maintain transfer books and records showing the holders of any voting trust certificates, and the holders of the voting trust certificates will be entitled to receive dividends and distributions on the shares represented by the voting trust certificates. It is expected that the trustee, which will be a single record shareholder, will own more than 2,000 shares and therefore will remain after the split transaction as a continuing shareholder. The voting trustee, as a record shareholder, will be treated identically to all other continuing shareholders in the split transaction. Any employee who becomes a member of the voting trust will continue as a beneficial owner of shares of our stock, much like beneficial owners who hold our stock in street name. Employees will retain full voting control over these shares, even though their voting instructions will be carried out by the trustee of the voting trust, and will still receive dividends paid on our shares held by this trust. A total of approximately 1.04% of our outstanding shares are subject to the voting trust.

        Our board of directors was aware of the actual or potential conflicts of interest discussed above and considered it along with the other matters that have been described in this proxy statement under the captions "—Background of the Split Transaction," "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation," and "—Effects of the Split Transaction on Shareholders of First Banking Center."

        In addition, our board of directors, throughout its consideration of the transaction, recognized that the interests of the non-continuing shareholders are different and possibly in conflict. The non-continuing shareholders may wish to remain shareholders of an SEC-reporting company, and, in the split transaction, may have the goal of obtaining the highest value for their shares, while the continuing shareholders, may have the goal of retaining cash for our future operations. See "—Background of the Split Transaction" and "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" for a discussion of how the board of directors addressed this situation.

        None of the executive officers or directors of First Banking Center or the Bank, who beneficially own an aggregate of 199,295 shares of common stock, has indicated to us that he intends to sell some or all of his shares of our common stock during the period between the public announcement of the transaction and the effective date. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that fewer than 2,000 shares are held in each account, so that the holders would receive cash in lieu of fractional shares. Some of our board members may exercise options to purchase shares prior to the split transaction in accordance with the terms of the options.

Financing of the Split Transaction

        First Banking Center expects that the split transaction will require approximately $21,970,000 in cash, which includes approximately $21,660,000 to be paid to non-continuing shareholders in exchange for their shares and approximately $310,000 in professional fees and other expenses payable by us related to the split transaction. See "—Fees and Expenses" for a breakdown of the expenses associated with the split transaction.

        We intend to finance the split transaction first through dividends paid to us by the Bank (expected to be up to $10,000,000), then with funds available under our line of credit with M&I Marshall & Ilsley Bank (expected to be up to $6,000,000), and the remainder through the proceeds of the sale by us of trust preferred securities.

        Under our existing unsecured line of credit with M&I Marshall & Ilsley Bank, we have the ability to borrow up to $6,000,000, at an interest rate equal to an adjusted interbank rate plus 2%, which rate is reset monthly, subject to customary terms and conditions for a working line of credit of this type.

        Any funds required to complete the split transaction in excess of those available through dividends and our line of credit are expected to be obtained from the sale of trust preferred securities. We have entered into a term sheet with Bear Stearns, pursuant to which we may issue up to $7,500,000 in trust preferred securities. The timing of the issuance will be at our discretion, prior to October 31, 2004. The securities will be 30-year instruments, and will bear interest at a variable rate, reset quarterly, equal to LIBOR plus 2.6%. The issuance of the trust preferred securities will be conducted as a private placement, exempt from United States securities law registration requirements, through Bear Stearns.

Material Federal Income Tax Consequences of the Split Transaction

        The following discusses the material federal income tax consequences to us and our shareholders that would result from the split transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the split transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of their individual circumstances.

Federal Income Tax Consequences to First Banking Center and the Bank

        We believe that the split transaction would be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to us or the Bank.

Federal Income Tax Consequences to Continuing Shareholders Who Receive No Cash

        If you continue to hold our common stock immediately after the split transaction, and you receive no cash as a result of the split transaction, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the split transaction.

Federal Income Tax Consequences to Non-Continuing Shareholders Who Receive Cash

        If you receive cash as a result of the split transaction and do not continue to hold shares of our common stock immediately after the split transaction, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:

  •
  A sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or

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  A cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the split transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

        Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. With respect to individuals, amounts treated as a taxable dividend will also be taxable as capital gain provided that you held your shares for at least 60 days prior to the split transaction. Otherwise, they will be taxable to you as ordinary income. With respect to corporate shareholders, amounts treated as taxable dividend will be ordinary income, although a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

        Under Section 302 of the Code, a redemption of your shares of our common stock as part of the split transaction will be treated as a sale or exchange of the redeemed shares if any of the following are true:

  •
  the split transaction results in a "complete termination" of your interest in First Banking Center;

  •
  your receipt of cash is "substantially disproportionate" with respect to other shareholders; or

  •
  your receipt of cash is "not essentially equivalent to a dividend."

        These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as "family attribution." In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as "entity attribution." You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.

        Complete Termination.    If you receive cash in the split transaction and do not constructively own any of our common stock after the split transaction, your interest in First Banking Center will be completely terminated by the split transaction, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

        If you receive cash in the split transaction and would only constructively own shares of our common stock after the split transaction as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in First Banking Center completely terminated by the split transaction. Among other things, waiving family attribution requires (a) that you have no interest in First Banking Center (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the split transaction and (b) that you include an election to waive family attribution in your tax return for the year in which the split transaction occurs.

        Substantially Disproportionate.    If you receive cash in the split transaction and immediately after the split transaction you constructively own shares of our common stock, you must compare (X) your percentage ownership immediately before the split transaction (i.e., the number of common shares actually or constructively owned by you immediately before the split transaction divided by 1,493,683, which is our current number of outstanding shares) with (Y) your percentage ownership immediately after the split transaction (i.e., the number of common shares constructively owned by you immediately after the split transaction divided by 1,132,807, which is our current estimate of the number of shares of common stock outstanding immediately after the split transaction).

        If your post-split transaction ownership percentage is less than 80% of your pre-split transaction ownership percentage, the receipt of cash is "substantially disproportionate" with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

        Not Essentially Equivalent to a Dividend.    If (a) you exercise no control over the affairs of First Banking Center (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in First Banking Center is minimal, and (c) your post-split transaction ownership percentage is less than your pre-split transaction ownership percentage, then your receipt of cash is "not essentially equivalent to a dividend," and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

        In all other cases, if you receive cash in lieu of a fractional share of our common stock, and immediately after the split transaction you constructively own shares of our common stock, the cash you receive will likely be treated: (a) first, as a taxable dividend to the extent of First Banking Center's accumulated earnings and profits; (b) then, if the total amount of cash paid in the split transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Capital Gain and Loss

        For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding

        Shareholders who own fewer than 2,000 shares of common stock would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the split transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the split transaction. Failure to provide such information may result in backup withholding at a rate of 28%.

        As explained above, the amounts paid to you as a result of the split transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the split transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of your specific circumstances.

Appraisal Rights and Dissenter's Rights; Escheat Laws

        No appraisal or dissenters' rights are available under Wisconsin law to shareholders who dissent from the split transaction. There may exist other rights or actions under Wisconsin law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the split transaction. Although the nature and extent of these rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

        The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to us, or who do not return their common stock certificate(s) and request payment, generally will have a period of years (depending on applicable state law) from the effective date in which to claim the cash payment payable to them. For example, with respect to shareholders whose last known addresses are in Wisconsin, as shown by our records, the period is five years. Following the expiration of that five-year period in certain circumstances, the escheat laws of Wisconsin would likely cause the cash payments to escheat to the State of Wisconsin. For shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Wisconsin, those states may have abandoned property laws that call for the state to obtain either custodial possession of property that has been unclaimed until the owner reclaims it, or escheat of such property to the state. Under the laws of these other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If we do not have an address for the record shareholder, then unclaimed cash-out payments would be turned over to our state of principal business location, Wisconsin, in accordance with its escheat laws.

Regulatory Requirements

        In connection with the split transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

  •
  filing of amendments to First Banking Center's articles of incorporation with the Wisconsin Department of Financial Institutions, Division of Corporate and Consumer Services, in accordance with Wisconsin law; and

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  complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13e-3 with the SEC and the Division of Wisconsin Department of Financial Institutions, Division of Securities.

Accounting Treatment

        We anticipate that we will account for the split transaction by treating the shares repurchased in the split transaction as canceled and retired.

Fees and Expenses

        We will be responsible for paying the split transaction related fees and expenses, consisting primarily of fees and expenses of our financial advisor, attorneys and accountants, and other related charges. We estimate that our expenses will total approximately $310,000, assuming the split transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Valuation fee	$75,000
Legal fees and expenses	135,000
Trust preferred financing fees	75,000
Accounting fees and expenses	10,000
Paying agent fees and expenses	5,000
Printing and mailing costs	5,000
Miscellaneous expenses	5,000

Total	$310,000

ABOUT THE SPECIAL MEETING

Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting

        Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on [                        ], 2004, at [            ] local time at the Masonic Temple, 325 N. Kane Street, Burlington, Wisconsin 53105, which is next to our main bank location, and at any adjournments or postponements of that meeting.

        Our board of directors has authorized, and unanimously recommends for your approval at the special meeting, the adoption of amendments to our articles of incorporation that will result in a reverse, followed by a forward, stock split transaction. This transaction is comprised of:

  •
  a reverse stock split, in which each 2,000 shares of our common stock held in the record name of a shareholder at the effective time of the reverse stock split will be converted into one share of common stock; followed immediately by

  •
  a forward stock split, in which each share of common stock outstanding after completion of the reverse stock split will be converted into 2,000 shares of common stock.

        As permitted under Wisconsin law, shares of common stock that would be converted into less than one share in the reverse split will instead be converted into the right to receive a cash payment equal to $60.00 per pre-split share. However, if a record shareholder holds 2,000 or more shares of common stock registered in his or her name at the effective time of the reverse stock split, any fractional shares held in the record name of this shareholder resulting from the reverse split will not be cashed out. Instead, this shareholder will participate in the forward split, and the total number of shares held in the record name of this shareholder will not change as a result of the split transaction.

        Our board of directors will have the discretion to determine if and when to effect the split transaction, and reserves the right to abandon the transaction even if it is approved by the shareholders. The split transaction will become effective upon the filing of the necessary amendments to our articles of incorporation with the Wisconsin Department of Financial Institutions, Division of Corporate and Consumer Services, or a later date specified in that filing. The forms of the amendments to our articles of incorporation are attached to this proxy statement as Appendix A.

        We expect that if the shareholders approve and the board elects to effect the split transaction, the split transaction will be completed as soon as practicable after the special meeting.

        Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting. The board is not aware of any other business to be conducted at the special meeting.

Record Date

        You may vote at the special meeting if you were the record owner of shares of our common stock at the close of business on [                        ], 2004, which has been set as the record date. At the close of business on the record date, there were 1,493,683 shares of common stock outstanding held by approximately 814 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Quorum; Vote Required for Approval

        The presence, in person or by proxy, of a majority of our outstanding shares is necessary to constitute a quorum at the special meeting. Approval of the split transaction requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 746,842 of the 1,493,683 outstanding shares. Because the executive officers and directors of First Banking Center and the Bank have the power to vote a total of 138,812 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 608,030 shares held by shareholders who are not executive officers or directors of the company or the Bank will be required to vote in favor of the transaction for it to be approved. Because the executive officers and directors hold only 9.29% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

        Abstentions and broker non-votes are counted for purposes of establishing a quorum at the special meeting, and will have the effect of a vote "AGAINST" the amendments and the split transaction. Approval of the amendments and the split transaction do not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.

        Any proposal to adjourn or postpone the special meeting, if necessary, must be approved by the holders of at least a majority in voting power of the outstanding shares of our common stock present at the meeting.

Voting and Revocation of Proxies

        You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If a proxy card is submitted without instructions, the proxies will be voted "FOR" the proposal to approve the split transaction and the proposal to adjourn or postpone the meeting, if necessary.

        You can revoke your proxy at any time before First Banking Center takes a vote at the meeting by:

  •
  delivering to John S. Smith, our Secretary, at our corporate offices at 400 Milwaukee Avenue, Burlington, Wisconsin 53105, on or before the business day prior to the special meeting, a later-dated and signed proxy card or a written revocation of the proxy;

  •
  delivering to us at the special meeting prior to the taking of the vote on the split transaction a later-dated and signed proxy card or a written revocation;

  •
  attending the special meeting and voting in person; or

  •
  if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

        Revoking a proxy will not affect a vote once it has been taken. Attendance at the special meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the special meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

        Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Solicitation of Proxies; Expenses of Solicitation

        Solicitation of proxies will be made primarily by mail. Proxies may also be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

        We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares that those persons hold of record.

        We are mailing this proxy material to our shareholders on or about [                        ], 2004.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

        We are asking our shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the split transaction proposed by this proxy statement.

FINANCIAL INFORMATION

Selected Historical and Pro Forma Financial Data

        Set forth below is our selected historical and pro forma consolidated financial information. The historical financial information was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and from other information and data contained in the Annual Report and the Quarterly Report. More comprehensive financial information is included in the Annual Report and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report, copies of which may be obtained as set forth below under the caption "Other Matters—Where You Can Find More Information."

        The following summary pro forma balance sheet data is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction and expenses related to the transaction. The pro forma balance sheet data is based on the assumption that an aggregate of 361,000 shares will result in fractional shares and will be purchased for $21,660,000, with $310,000 in costs incurred. We have assumed that all of the cash required to purchase the shares and the expenses of the transaction was paid from a combination of dividends paid to us by the Bank, funds available under our line of credit, and the proceeds of the sale by us of trust preferred securities. We have not included pro forma income statement data, which would reflect only anticipated cost savings estimated at $500,000 per year that we expect as a result of the transaction.

        The following summary unaudited consolidated balance sheet data at June 30, 2004, gives effect to the transaction as if it had occurred on January 1, 2004. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.

First Banking Center, Inc.
Selected Consolidated Financial Information
Dollars in Thousands
(except per share data)

	Fiscal Year Ended
	December 31, 2002	December 31, 2003	Six Months Ended June 30, 2004	Change	Pro Forma
Cash, investments and cash equivalents	$121,332	$105,953	$88,375	$(310)	$88,065
Loans	367,156	403,252	440,450		440,450
Other assets	29,669	34,712	36,583		36,583

Total assets	$518,157	$543,917	$565,408	$(310)	$565,098
Deposits	$393,801	$407,452	$417,692	$8,660	$426,352
Other borrowings	71,832	78,849	89,453	5,500	94,953
Subordinated debt-trust preferred				7,500	7,500
Other liabilities	3,804	4,076	3,784		3,784

Total liabilities	$469,437	$490,377	$510,929	$21,660	$532,589
Common Stock	$1,494	$1,501	$1,503	$(361)	$1,142
Surplus	4,375	4,612	4,646	(1,116)	3,530
Retained earnings	41,287	46,161	48,478	(20,493)	27,985
Accumulated other comprehensive income	1,564	1,290	334		334
Common stock in treasury		(24)	(482)		(482)

Total Stockholders Equity	$48,720	$53,540	$54,479	$(21,970)	$32,509
Interest Income	$27,866	$26,396	$13,339
Interest Expense	(8,742)	(7,332)	(3,515)
Provision for loan losses	(1,062)	(90)	(100)

Net interest income	$18,062	$18,974	$9,724
Net income from continuing operations	$5,959	$6,072	$2,960
Basic earnings per share	$4.04	$4.06	$1.98
Diluted earnings per share	$3.98	$3.98	$1.92
Book value per share			$36.50

MARKET PRICE OF FIRST BANKING CENTER, INC.
COMMON STOCK AND DIVIDEND INFORMATION

Comparative Market Price Data

        First Banking Center's stock is not actively traded. Robert W. Baird & Co. Incorporated and A.G. Edwards & Sons, Inc., however, do arrange for trades in our stock. The range of sales prices, to our knowledge, based on information given to us by Robert W. Baird & Co. Incorporated, and A.G. Edwards & Sons, Inc., and by parties to sales, are listed below for each quarterly period during the last two years. There may be other transactions of which we are not aware.

	Closing Price Per Share				Dividend Paid
Quarter ending:
	High		Low
September 30, 2004 (through )	$		$		$
June 30, 2004		$50.50		$45.50		$0.43
March 31, 2004		$48.00		$45.50		$—
December 31, 2003		$46.50		$44.00		$0.41
September 30, 2003		$46.50		$45.00		$—
June 30, 2003		$45.50		$44.00		$0.39
March 31, 2003		$45.25		$44.00		$—
December 31, 2002		$45.00		$43.00		$0.37
September 30, 2002		$45.00		$42.00		$—

        There were 814 record holders of our common stock on [                        ], 2004.

Dividends

        Regulations issued by the Federal Reserve Board and other federal state bank regulatory agencies govern our and the Bank's capital requirements and may affect the amount of dividends we can pay. Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirement, our and the Bank's financial condition, applicable government regulations and other factors that our board deems relevant.

        The Wisconsin Business Corporation Law prohibits us from paying dividends if we are insolvent or if payment of dividends would render us unable to pay our debts as they come due in the ordinary course of business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of August 11, 2004, the trust department of the Bank owned in fiduciary capacity 149,584 shares of common stock, constituting 10.01% of our outstanding shares entitled to vote. Sole voting and investment power is held by the trust department with respect to 19,572 of such shares, representing 1.31% of our outstanding common stock. There are no other shareholders known to us that own beneficially more than 5% of the outstanding common stock.

        The following table sets forth certain information with respect to the beneficial ownership of common stock at August 4, 2004, by each of the directors of First Banking Center and the Bank and by all of these directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name and Other Position with First Banking Center, Inc.	Common Stock directly, indirectly or beneficially owned as of August 4, 2004		Percent of Outstanding
Brantly Chappell (President & CEO)	16,846	(1)(2)	1.13%
John S. Smith (Secretary)	28,465	(1)	1.91%
Melvin W. Wendt (Chairman)	16,932	(1)(3)	1.13%
Thomas Beere	10,967	(14)	0.73%
Keith Blumer	4,512	(1)(4)	0.30%
David Boilini	18,713	(1)(5)	1.25%
John M. Ernster	4,700	(1)(6)	0.31%
Robert Fait	36,637	(1)(7)	2.45%
Daniel T. Jacobson	4,126	(1)(8)	0.28%
Thomas Laken, Jr.	6,655	(1)(9)	0.45%
James Schuster (Chief Financial Officer)	15,159	(1)(10)	1.01%
Charles R. Wellington	5,950	(1)	0.40%
Frank Cannella	6,140	(11)	0.41%
James V. Scherrer, Sr.	4,060	(12)	0.27%
Richard Torhorst	5,991	(1)(13)	0.40%
All directors and all executive officers of First Banking Center as a group	188,328		12.61%
All directors and all executive officers of First Banking Center and the Bank as a group	199,295		13.34%

(1)
Includes shares issuable pursuant to incentive stock options exercisable within sixty days of the date hereof as follows: Mr. Chappell, 11,207 shares, Mr. Smith, 10,225 shares, Mr. Wendt, 450 shares, Mr. Blumer, 2,450 shares, Mr. Boilini, 100 shares, Mr. Ernster, 2,450 shares, Dr. Fait, 200 shares, Mr. Jacobson, 2,450 shares, Mr. Laken, 767 shares, Mr. Schuster 10,225 shares, Mr. Wellington, 1,050 shares, Mr. Torhorst, 250 shares.

(2)
Includes 3,084 shares held directly by Mr. Chappell, 1,388 shares held in joint tenancy with his wife in which Mr. Chappell shares voting and investment powers, and 1,167 shares held by his wife in which Mr. Chappell disclaims voting and investment powers.

(3)
Includes 4,525 shares held directly by Mr. Wendt and 11,957 shares held in joint tenancy with his wife in which Mr. Wendt has shared voting and investment powers.

(4)
Includes 1,962 shares held directly by Mr. Blumer and 100 shares held in joint tenancy with his wife in which Mr. Blumer shares voting and investment powers.

(5)
Includes 14,240 shares held directly by Mr. Boilini, 1,878 shares owned by J. Boilini Farms in which Mr. Boilini has shared voting and investment powers, and 2,495 shares held in a trust of which Mr. Boilini is trustee.

(6)
Includes 2,077 shares held directly by Mr. Ernster and 173 shares held by his wife in which Mr. Ernster disclaims voting and investment powers.

(7)
Includes 2,776 shares held directly by Dr. Fait, 33,593 shares held in a Trust of which Dr. Fait and his wife are trustees and share voting and investment powers, and 68 shares held by his wife in which Dr. Fait disclaims voting and investment powers.

(8)
Includes 943 shares held directly by Mr. Jacobson, 733 shares held in joint tenancy with his wife in which Mr. Jacobson shares voting and investment powers.

(9)
Includes 4,737 shares held directly by Mr. Laken, 896 shares held in joint tenancy with his wife in which Mr. Laken shares voting and investment powers, and 255 shares held by his wife in which Mr. Laken disclaims voting and investment powers.

(10)
Includes 4,824 shares held directly by Mr. Schuster and 110 shares held in joint tenancy with his wife in which Mr. Schuster shares voting and investment powers.

(11)
Includes 250 shares held directly by Mr. Cannella and 5,890 shares held in a Trust of which Mr. Cannella and his wife are trustees and share voting and investment powers.

(12)
Includes 250 shares held directly by Mr. Scherrer and 3,810 shares held in a Trust of which Mr. Scherrer and his wife are trustees and share voting and investment powers.

(13)
Includes 1,999 shares held directly by Mr. Torhorst and 50 shares held by his wife in which Mr. Torhorst disclaims voting and investment powers, and 3,692 shares held in a Trust of which Mr. Torhorst is a trustee and has voting and investment powers and with respect to which Mr. Torhorst disclaims beneficial ownership.

(14)
Includes 7,192 shares held directly by Mr. Beere and 3,775 shares held by his wife in which Mr. Beere disclaims voting and investment powers.

COMMON STOCK PURCHASE INFORMATION

Prior Stock Purchases

        The following table sets forth information with respect to purchases of shares of First Banking Center common stock, if any, by First Banking Center during the past two years. No shares of First Banking Center have been purchased by the Bank.

Quarter Ended	Number of Shares	Price Range(s)	Average Price Paid
June 30, 2004	6,854	$47.50 - 50.00	$49.80
March 31, 2004	6,222	$46.50 - 47.75	$47.01
December 31, 2003	1,801	$46.50	$46.50
September 30, 2003	1,027	$45.50 - 46.50	$45.54
June 30, 2003	450	$45.00	$45.00
March 31, 2003	1,012	$45.00 - 45.25	$45.05
December 31, 2002	1,638	$44.00 - 45.00	$44.61
September 30, 2002	0	—	—

Recent Transactions

        Since June 16, 2004, First Banking Center, the Bank or their affiliates, including their directors, officers or subsidiaries have made the following purchases of First Banking Center common stock, at the prices indicated.

Purchaser	Date	Number of Shares	Price per Share	Transaction
Frank Canella, Jr.	June 22, 2004	250	$48.00	Cash purchase in open market
First Banking Center, Inc.	June 24, 2004	1,000	$50.00	Cash purchase from a shareholder for treasury

Since June 24, 2004, none of First Banking Center, the Bank or their affiliates, including their directors, officers or subsidiaries have made any purchases of First Banking Center common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Transactions with Directors and Officers

        Certain directors and executive officers of First Banking Center and the Bank, and their related interests, had loans outstanding in the aggregate amounts of $7,060,000 at June 30, 2004. Through June 30, 2004, $3,781,000 of new loans were made and repayments totaled $1,199,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other person and did not involve more than normal risks of collectability or present other unfavorable features. The prohibitions on certain extensions of credit to directors and executive officers contained in the Sarbanes-Oxley Act do not apply to any of these loans.

Agreements Involving First Banking Center's Securities

        The only agreement relating to our common stock is the voting trust agreement, which is discussed above under "Special Factors—Interests of Certain Persons in the Split Transaction."

OTHER MATTERS

Reports, Opinions, Appraisals and Negotiations

        Other than as disclosed in this proxy statement, neither First Banking Center nor the Bank has received any report, opinion or appraisal from an outside party that is materially related to the split transaction.

Persons Making the Solicitation

        The enclosed proxy is solicited on behalf of our board of directors. The cost of soliciting proxies in the accompanying form will be borne by us. In addition to the use of mail, our officers and directors may solicit proxies by telephone or other electronic means. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.

Shareholder Proposals for 2005 Annual Meeting

        Shareholders' proposals to be presented at the 2005 annual shareholders' meeting must be received by us at our principal office, 400 Milwaukee Avenue, Burlington, Wisconsin, on or before November 20, 2004.

Other Matters of Special Meeting

        As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Forward Looking Statements

        Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

        We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "—Where You Can Find More Information."

Where You Can Find More Information

        We are subject to the information requirements of the Securities Exchange Act, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC's Internet Website (http://www.sec.gov).

Information Incorporated by Reference

        In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superceded by information contained directly in this proxy statement. The following documents are incorporated by reference herein:

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, including the interim financial information;

  •
  our Annual Report on Form 10-K for fiscal year ended December 31, 2003, including audited financial information; and

  •
  our Proxy Statement on Schedule 14A for our 2004 Annual Meeting.

        We are also incorporating by reference all additional reports and other information filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this document and the date of consummation of the split transaction.

        We have supplied all information contained in or incorporated by reference in this document relating to us, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference. You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us. You should direct your request to the following address: First Banking Center, Inc., 400 Milwaukee Avenue, Burlington, Wisconsin 53105 Attention: John S. Smith.

                                                                         By order of the Board of Directors

                        , 2004

APPENDIX A

PROPOSED FORM OF AMENDMENT TO ARTICLES OF
INCORPORATION TO EFFECT REVERSE STOCK SPLIT

        RESOLVED, THAT the articles of incorporation be amended as follows:

        Article IV is amended to read in its entirety as follows:

    "The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be three million (3,000,000) shares of common stock, par value one dollar ($1.00) per share ("Common Stock").

    Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-two thousandth (1/2,000) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder or fewer than two thousand (2,000) shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash $60.00 for each share of Common Stock held by any registered holder of fewer than two thousand (2,000) shares of Common Stock immediately before the time this amendment becomes effective."

A-1

PROPOSED FORM OF AMENDMENT TO ARTICLES OF
INCORPORATION TO EFFECT FORWARD STOCK SPLIT

        RESOLVED, THAT the articles of incorporation be amended as follows:

        Article IV is amended to read in its entirety as follows:

    "The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be three million (3,000,000) shares of common stock, par value one dollar ($1.00) per share ("Common Stock").

    Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any shareholder), immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into two thousand (2,000) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable upon such 2,000-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued."

A-2

APPENDIX B

August 9, 2004

The Board of Directors
First Banking Center, Inc.
400 Milwaukee Avenue
Burlington, WI 53105

Members of the Board:

        You have requested our opinion as to the fairness from a financial point of view of the share price offered by First Banking Center, Inc. ("FBGC") to its shareholders who will be partially or fully cashed out as a result of the reverse stock split to be effected as part of the plan to de-register the common stock (the "Shares") of FBGC from the Securities and Exchange Commission (the "SEC"). All data used in our analysis is as of July 19, 2004 ("Valuation Date"). You have requested that, in rendering this opinion, we consider among other things, the historical financial performance of FBGC and the market price of FBGC common stock as of the Valuation Date.

        Ryan Beck & Co. ("Ryan Beck") is engaged in the business of providing certain professional consulting services and as a customary part of its investment banking business engages in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the fair value of the shares as of the Valuation Date, we have met with members of senior management of FBGC to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed certain publicly available information in connection with the valuation, including but not limited to the following: (i) FBGC's Annual Reports on Form 10-K for the years ended December 31, 2003, 2002 and 2001, FBGC's Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, September 30, 2003, June 30, 2003, March 31, 2003, and September 30, 2002 as well as the FBGC Proxy Statements dated March 18, 2004, March 14, 2003, and March 13, 2002; (ii) the historical stock prices and trading volume of FBGC common stock; (iii) certain operating and financial information provided to Ryan Beck by the management of FBGC relating to its business and prospects; and (iv) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to FBGC. We also conducted or reviewed such other studies, analyses, inquiries and examinations, as we deemed appropriate.

        While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by FBGC or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of FBGC as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts, which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheet of FBGC at March 31, 2004, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of FBGC, nor have we reviewed any individual loan files of FBGC or its subsidiary.

B-1

        In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors, as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. In conducting our analysis and arriving at our opinion as to the fair value of the FBGC common stock, we have assumed a control premium but not an acquisition premium.

        We have been retained by the Board of Directors of FBGC as an independent contractor to act as financial advisor to FBGC with respect to the fairness, from a financial point of view, of the per share price offered to its shareholders who will be partially or fully cashed-out as a result of the reverse stock split to be effected as part of the plan to de-register from the SEC. We will receive a fee for our services. Ryan Beck has not had a prior investment banking relationship with FBGC. Ryan Beck's research department does not provide published investment analysis on FBGC and Ryan Beck does not act as a market maker in FBGC common stock. In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of FBGC for the account of our customers.

        Our opinion is directed to the Board of Directors of FBGC and shall be used only (i) by the Board of Directors and management of FBGC in considering the fairness of the price per share offered through the proposed repurchase of FBGC shares; and (ii) for reproduction in full in any proxy statement and/or other disclosure documents required to be distributed to FBGC's shareholders in connection with the reverse stock split plan (collectively, the "Proxy Statement"). We have not considered, nor are we expressing any opinion herein with respect to the price at which FBGC common stock will trade subsequent to the Share repurchase and de-registration from the SEC. Other than its use in the Proxy Statement, our opinion may not be quoted, used or circulated for any other purpose without our prior written consent, which we are under no obligation to provide.

        Based upon and subject to the foregoing, it is our opinion that the $60.00 per share price offered by FBGC is fair from a financial point of view to the FBGC shareholders who will be partially or fully cashed-out as a result of the reverse stock split.

Very truly yours,

Ryan Beck & Co., Inc.

B-2

Appendix C

CONFIDENTIAL

Fairness Review
For First Banking Center

RYAN BECK & CO.
Excellence in Financial Services

July 26, 2004

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Tab 1

Transaction Summary

RYAN BECK & CO.
Excellence in Financial Services

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Tab 2

First Banking Center Overview

RYAN BECK & CO.
Excellence in Financial Services

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Tab 3

Valuation of First Banking Center

Discounted Dividend Analysis
Peer Group Comparison
Stock Price Performance

RYAN BECK & CO.
Excellence in Financial Services

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Discounted Dividend Analysis

RYAN BECK & CO.
Excellence in Financial Services

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Peer Group Comparison

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Excellence in Financial Services

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Stock Price Performance

RYAN BECK & CO.
Excellence in Financial Services

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Price/Volume Graph

Volume
Price
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
$54.00
$52.00
$50.00
$48.00
$46.00
$44.00
$42.00
$40.00
9/19/2003
10/3/2003
10/17/2003
10/31/2003
11/14/2003
11/28/2003
12/12/2003
12/26/2003
1/9/2004
1/23/2004
2/6/2004
2/20/2004
3/5/2004
3/19/2004
4/2/2004
4/16/2004
4/30/2004
5/14/2004
5/28/2004
6/11/2004
6/25/2004
7/9/2004
Volume
Price

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RYAN BECK & CO.

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Relative Performance

Relative Change
1.20
1.15
1.10
1.05
1.00
0.95
0.90
NASDAQ Bank Index
S&P 500 Bank Index
S&P 500
FBGC

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RYAN BECK & CO.

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Tab 4

Repurchase Analysis

RYAN BECK & CO.

Excellence in Financial Services

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Tab 5

Ryan Beck Relationship

RYAN BECK & CO.
Excellence in Financial Services

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Tab 6

Conclusion

RYAN BECK & CO.
Excellence in Financial Services

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CONFIDENTIAL

Fairness Review For First Banking Center

[GRAPHIC]	[LOGO]

July 26, 2004

Paul O’Connor
Managing Director
312-269-0346
paul.oconnor@ryanbeck.com

Private and Confidential

The attached materials have been compiled and prepared by Ryan Beck & Co., Inc. solely for the use and information of the board of directors and management of First Banking Center, Inc.  Such materials are not intended for viewing by any other person or party for any purpose, and no such review should be undertaken without the prior written consent of Ryan Beck & Co., Inc. through one or more of its authorized officers.

Portions of the information contained herein are not publicly available and are not intended for public dissemination.  The public disclosure or personal use of such information may be actionable under applicable federal and/or state securities laws.

[GRAPHIC]	[LOGO]

1.	Transaction Summary
2.	First Banking Center Overview
	A.	Corporate Summary
	B.	Historical Financial Results
	C.	Ownership Profile
3.	Valuation of First Banking Center
	A.	Discounted Dividend Analysis
	B.	Peer Group Comparison
	C.	Stock Price Performance
4.	Repurchase Analysis
5.	Ryan Beck Relationship
6.	Conclusion

3

Tab 1

[GRAPHIC]

Transaction Summary

[LOGO]

Transaction Summary

•                            First Banking Center, Inc. (“FBGC”) has engaged Ryan Beck & Co. to assist it in de-registering from the SEC. FBGC intends to de-register from the SEC due to the costs associated with SEC filing requirements and Sarbanes Oxley.  Additionally, being a registered company has brought very limited benefit to FBGC relative to the trading in its stock. FBGC is represented by Barack Ferrazzano Kirschbaum Perlman & Nagelberg, Chicago, IL and Ryan Beck is represented by Pitney Hardin.

•                            This objective will be accomplished by using a reverse stock split to repurchase common stock for the purpose of reducing the number of current shareholders to below 300.

•                            FBGC has requested our opinion as investment bankers of the fair value of 361,000 shares, the amount to be repurchased, of First Banking Center, Inc. common stock.

•                            The fair value range that we provide will be used by FBGC to support their determination of an offer price for its shareholders that will be partially or fully cash-out as a result of the reverse stock split.

•                            We believe we have followed the court rulings for determining fair value to arrive at our range.  However, courts have not provided a precise formula.  It is ultimately the responsibility of the board to set the repurchase price.

[GRAPHIC]	[LOGO]

5

•                            Fair value is defined as the value of the shareholder’s proportionate interest in the company, without any discount for minority status or, absent extraordinary circumstances, lack of marketability. Fair value carries a statutory purpose that shareholders be fairly compensated, which may or may not equate with the market’s judgment about the stock’s value.

•                            Since the reverse stock split is not voluntary, the valuation criteria must reflect the June 2000 decision by the Wisconsin Supreme Court in the JMO-W Inc. v. SSM Healthcare Systems case.  The Supreme Court of Wisconsin ruled that “To fail to accord to a minority shareholder the full proportionate value of his shares imposes a penalty for lack of control, and unfairly enriches the majority shareholders who may reap a windfall from the appraisal process by cashing out a dissenting shareholder, a clearly undesirable result.” We have prepared our fair value valuation assuming a control premium but not an acquisition premium.

6

As part of the valuation process, Ryan Beck has:

•                            Performed a thorough due diligence of the company to identify the company’s strengths/weaknesses and future prospects.

•                            Discussed with management the financial condition, businesses, assets, earnings and management’s views about the future performance of the company.

•                            Reviewed certain publicly available financial information, both audited and unaudited, as well as other internally generated financial reports.

•                            Reviewed certain financial forecasts and projections of First Banking Center prepared by its management.

•                            Reviewed certain information about the market prices and trading history of the common stock of First Banking Center.

•                            Reviewed certain aspects of the financial performance of First Banking Center and compared it to similar available financial and stock trading data for a peer group of selected financial institutions.

•                            Reviewed the terms and conditions of the plan to reduce the number of shareholders to below 300.

7

•                            Based on the discounted dividend and comparable peer group analyses, we were able to determine a fair value range of $57.00 to $63.00 per share. The last traded price was $49.00 per share.

•                            Given our analysis and conversations with management, we have determined the likely repurchase price to be $60.00 per share.  This price equates to a price/ LTM EPS of 14.96x and a price/ book value of 163.35% and a price/ tangible book value of 165.65%.  The cost to repurchase the 361 thousand shares and the expenses associated with de-registering is approximately $22.3 million.

•                            Assuming $60.00 per share, the transaction will be structured as follows:

•                            Dividends from the bank of $6.7 million

•                  Cost of cash based on 3 year CD rate - 3.50%

•                            Trust Preferred issue of $7.5 million

•                  Cost of Trust Preferred based on 3-month LIBOR out 3 years plus 260 bps – 7.42%

•                            Senior debt issue of $7.5 million

•                  Cost of debt based on 3-month LIBOR out 3 years plus 250 bps – 7.32%

•                            Cash from the holding company of $310 thousand for transaction expenses

•                  Cost of cash based on 3-month T-bill out 3 years – 4.68%

8

•                            We have assumed a forward LIBOR rate based on the expected weighted average repayment timeframe of the trust preferred securities and senior debt.

•                            One-time expenses have been estimated and included in the total cost of the stock repurchase.  They are summarized as follows:

•	Legal:	$150,000
•	Accounting:	$10,000
•	Ryan Beck:	$75,000
•	Trust Preferred:	$75,000
	Total:	$310,000

•                            First Banking Center, Inc. has provided an estimated range of cost savings related to the de-registration of their securities with $327 thousand being at the low end and $642 thousand being at the high end.  We have chosen to include the low end of that range to be conservative in our analysis.  Approximately $50,000-$75,000 of these savings are estimated to be one-time savings by management, the remainder will be reoccurring.

9

Transaction Valuation Summary

(dollars in thousands except per share data)

Repurchase Amount:	24.11%
(as a% of shares outstanding)

Premium to Last Trade
Current (1)	16.33%	22.45%	28.57%
First Banking Center Repurchase Price	$49.00	$57.00	$60.00	$63.00
Cost of Repurchase	$20,887	$21,970	$23,052
Shares Repurchased	361	361	361
Price/ 2004 Diluted Est. EPS	12.2	x	12.2	x	12.9	x	13.6	x
EPS Accretion	16.10%	15.52%	14.95%
Price/ Book Value	133.42%	189.92%	206.47%	224.14%
Price/ Tangible Book Value	137.09%	198.48%	216.10%	234.97%
Tangible Equity/ Assets	9.64%	5.94%	5.75%	5.57%
Leverage Ratio	9.47%	7.11%	6.93%	6.74%
Tier 1 Risk-Based Capital Ratio	12.13%	9.10%	8.87%	8.63%
Total Risk-Based Capital Ratio*	13.20%	10.19%	9.96%	9.72%
ROAE	11.43%	16.51%	16.98%	17.48%

*                 It is our assumption that the mix of trust preferred and senior debt will be adjusted to reflect a total risk-based capital ratio of 10% or better.

(1)          Based on the closing share price of $49.00 on July 16th, 2004, the last trade date.

10

Tab 2

[GRAPHIC]

First Banking Center Overview

[LOGO]

Corporate Summary

First Banking Center, Inc.	FBGC	http://www.firstbankingcenter.com
Bank	Burlington, WI
Number of Branches	16	States of Operation	WI(16)

Ownership Profile

Insider Ownership	11.39%
Institutional Ownership	0.00%
Retail Ownership	88.61%

Ownership Profile

[CHART]

Pricing
07/19/04 Closing Price	$49.00
Market Capitalization	$73.1	MM
LTM Price Range	$ 44.00 - $50.00

Current Dividend Yield	1.67%
Quarterly Dividend Rate	$0.205
LTM Dividend Payout Ratio	10.22%

Price/EPS	13.00	x
Price/LTM EPS	12.20	x
Price/Book	133.40%
Price/Tangible Book	135.30%

Balance Sheet
Net Loans	$424,331
Investment Securities	89,019
Total Intangible Assets	752
Total Assets	555,213

Deposits	393,176
Borrowings	102,334
Total Liabilities	500,223

Trust Preferred	0
Preferred Equity	0
Common Equity	54,990
Total Equity	54,990

Profitability - LTM
Return on Assets	1.17%
Return on Equity	11.65%
Net Interest Margin	4.18%
Non Interest Income/Tot Rev	21.33%
Efficiency Ratio	63.92%
Yield on Int Earn Assets	5.63%
Cost of Int Bear Liabilities	1.78%
Yield/Cost Spread	3.85%

Share Information
Shares Outstanding	1,497,271
Shares Subject to Options	214,805
Weighted Average Exercise Price	$39.51

Asset Quality
NPLs/Loans	0.58%
Reserve/NPLs	185.16%
Reserves/Loans	1.08%
NPAs/Assets	0.77%

Balance Sheet Ratios
Equity/Assets	9.90%
Tangible Equity/Assets	9.78%
Intangibles/Equity	1.37%
Borrowings/Assets	18.43%
Tier 1 Leverage Ratio	9.39%
Tier 1 Capital Ratio	12.10%
Total Capital Ratio	13.20%

Loan Composition
1-4 Family Loans	39.13%
5+ Family Loans	0.90%
Const & Dev Loans	11.79%
Commercial Real Estate Loans	33.39%
Consumer Loans	0.60%
Commercial Loans	7.87%
Other Loans	6.32%
Deposit Composition
Non-Interest Bearing Deposits	14.75%
Transaction Accounts	26.17%
MMDA & Savings	37.21%
CD’s > $100,000	14.67%
Total CD’s	36.62%
Core Deposits	85.33%

Loan Composition

[CHART]

Deposit Composition

[CHART]

Note: Dollars in thousands except per share data, data is as of or for the period ended 03/31/04.

[GRAPHIC]	[LOGO]

12

Financial Highlights

(Dollars in Thousands)

	As of or for the 3
	months ended	As of or for the Year ended December 31,
	03/31/2004	2003	2002	2001	2000
Balance Sheet
Total Assets	555,213	543,917	518,157	475,780	430,858
Total Net Loans	424,331	403,252	367,156	361,705	316,641
Deposits	393,176	407,452	393,801	352,414	334,940
Total Equity	54,990	53,540	48,720	42,239	37,948

Profitability (%)
Net Income ($000)	1,450	6,072	5,959	5,257	4,786
Return on Average Assets	1.06	1.19	1.26	1.22	1.20
Core ROAA	1.00	1.18	1.26	1.22	1.20
Return on Average Equity	10.69	11.74	12.92	12.96	13.45
Core ROAE	10.10	11.61	12.91	12.97	13.43
Net Interest Margin	3.99	4.15	4.50	4.63	4.56
As Reported Net Interest Margin	NA	4.15	4.50	4.63	4.56
Efficiency Ratio	66.02	63.19	59.71	62.62	60.37
Noninterest Inc/ Operating Rev	19.53	22.63	20.76	18.37	16.22

Balance Sheet Ratios/ Capital (%)
Loans/ Deposits	109.10	100.10	94.50	103.88	95.71
Securities/ Assets	16.03	17.36	18.94	12.97	15.13
Total Equity/ Total Assets	9.90	9.84	9.40	8.88	8.81
Tangible Equity/ Tangible Assets	9.78	9.71	9.25	8.69	8.58
Tier 1 Ratio	12.10	12.50	12.30	11.31	11.10
Total Capital Ratio	13.20	13.60	13.60	12.50	12.30
Leverage Ratio (Bank, BHC only)	9.60	9.70	9.30	9.10	9.10

13

(Dollars in Thousands)

	As of or for the 3
	months ended	As of or for the Year ended December 31,
	03/31/2004	2003	2002	2001	2000

Asset Quality (%)
Nonperforming Assets/ Assets	0.77	0.72	0.39	0.32	0.19
NPAs + Lns 90/ Assets	0.77	0.72	0.39	0.32	0.19
NPAs/ Loans + OREO	0.99	0.96	0.54	0.42	0.26
NCOs/ Avg Loans	0.04	0.12	0.12	0.02	0.00
Reserves/ Loans	1.08	1.13	1.34	1.19	1.23
Reserves/ NPAs	108.92	117.18	247.42	283.39	474.85
Loan Loss Provision/ NCO	131.58	19.52	240.82	NM	NM

Per Share Information ($)
Common Shares Outstanding (Actual)	1,497,271	1,500,760	1,494,029	1,473,197	1,477,022
Avg Shares, Diluted EPS	1,541,000	1,524,323	1,498,485	1,491,878	1,492,000
Book Value Per Share	36.73	35.67	32.61	28.67	25.69
Tangible BV Per Share	36.22	35.15	32.02	28.00	24.96
Dividends	0.0000	0.8000	0.7400	0.6900	0.6400
Diluted EPS after Extraordinary	0.94	3.98	3.98	3.52	3.21
EPS Growth (year over year) (%)	3.30	0.00	13.10	9.70	15.50
Core EPS	0.89	3.93	3.97	3.52	3.20
Core EPS Growth (year over year) (%)	-2.40	-1.00	12.90	9.90	15.30
Core Cash Basis EPS	0.96	4.05	4.05	3.59	3.28

14

Ownership Profile

Total Insider Ownership of First Banking Center, Inc.:	11.39%

All Directors and Executives Officers of the Company	Shares Held	% Held
Robert Fait	36,501	2.43
John S. Smith	28,353	1.89
David Boilini	18,463	1.23
Melvin W. Wendt	16,932	1.13
Brantly Chappell	16,827	1.12
James Schuster	15,134	1.01
Thomas Laken, Jr.	6,495	0.43
Charles R. Wellington	5,850	0.39
John M. Ernster	4,557	0.30
Keith Blumer	4,412	0.29
Daniel T. Jacobson	4,018	0.27
Other directors and insiders	13,442	0.90
Totals:	170,984	11.39

Source: April 20, 2004 Proxy Statement

15

Tab 3

[GRAPHIC]

Valuation of First Banking Center

Discounted Dividend Analysis
Peer Group Comparison
Stock Price Performance

[LOGO]

[GRAPHIC]

Discounted Dividend Analysis

[LOGO]

Discounted Dividend Analysis

Discounted Dividend Analysis for First Banking Center

(Dollars in thousands, except per share data)

MAINTAIN TANGIBLE EQUITY RATIO OF 6.00%.

FIRST BANKING CENTER EARNINGS AS ESTIMATES

ASSUMES NO RESTRUCTURING CHARGE

	Five Year Projections
	2004	2005	2006	2007	2008

Beginning Equity (a)	$33,401	$35,322	$37,358	$39,517	$41,805

Unadjusted Net Income (a), (b)	6,202	6,011	6,551	7,137	7,770
After Tax Income Impact (c)	(466)	(522)	(571)	(625)	(685)
Synergies/Restructuring Charge (d)	0	0	0	0	0
Adjusted Net Income (e)	$5,736	$5,489	$5,980	$6,512	$7,085

Dividends (f)	(3,815)	(3,453)	(3,822)	(4,224)	(4,660)
Ending Equity	35,322	37,358	39,517	41,805	44,230
Intangibles (g)	1,472	1,472	1,472	1,472	1,472
Ending Tangible Equity	$33,850	$35,886	$38,045	$40,333	$42,758

Net Change in Equity (h)	(2,574)	(2,251)	(2,512)	(2,797)	(3,106)
Cumulative Change in Equity	(24,163)	(26,414)	(28,925)	(31,722)	(34,828)

Total Assets (a), (b)	$565,642	$599,580	$635,555	$673,688	$714,109
Asset Growth Rate	1.88%	6.00%	6.00%	6.00%	6.00%
Net Income Growth Rate (i)	NM	-4.30%	8.95%	8.89%	8.79%
Return on Average Assets	1.10%	1.03%	1.06%	1.09%	1.12%
Adjusted ROAA	1.01%	0.94%	0.97%	0.99%	1.02%
Adjusted ROAE	16.69%	15.10%	15.56%	16.02%	16.47%

Equity / Assets	6.24%	6.23%	6.22%	6.21%	6.19%
Tangible Equity/ Tangible Assets	6.00%	6.00%	6.00%	6.00%	6.00%

Aggregate Net Present Value

Discount Rate:		11.00%	12.00%	13.00%
Terminal Year	14.00	$95,033	$92,078	$89,272
Multiple of Earnings	15.00	$99,237	$96,098	$93,117
Adj. for Intangible Amortization	16.00	$103,442	$100,118	$96,963

Aggregate Net Present Value - Per Share (j)

Discount Rate:		11.00%	12.00%	13.00%
Terminal Year	14.00	$60.46	$58.74	$57.10
Multiple of Earnings	15.00	$62.92	$61.09	$59.35
Adj. for Goodwill Amortization (k)	16.00	$65.38	$63.43	$61.59

[GRAPHIC]	[LOGO]

18

Footnotes

Methodology:  The Discounted Dividend Analysis produces values given earnings estimates and projections of achievable synergies, over a range of discount rates and terminal year earnings multiples.  An initial dividend for tangible capital in excess of a specified target is assumed; earnings in subsequent years are adjusted to reflect the opportunity cost of this distribution.  Earnings in excess of those required to maintain First Banking Center’s tangible equity ratio at the specified targets are dividendable.  It should be noted that “Synergies” is defined as cost savings and revenue enhancements which are assumed to approximate 0.00% of First Banking Center’s non-interest expenses in 2005.

*                 Present value = NPV of dividend stream plus terminal year multiple applied to net income less core deposit intangible amortization.

(a)          Beginning equity for First Banking Center represents total equity for the period ended March 31, 2004, after an initial dividend to reduce First Banking Center’s tangible equity to assets to specified target tangible capital levels.

(b)         Earnings assumption based on First Banking Center projections for 2004, and are assumed to grow at 5.80% per annum thereafter.  Asset projections are assumed to grow at an annual rate of 6.00%.

(c)          Assumes a pre-tax rate of 3.00% is earned/(lost) on any capital retained/(dividended) in excess of assumed regular dividend payout.  Assumes a tax rate of 28.00%.

(d)         No synergies/revenue enhancements are assumed.

(e)          Adjusted for income impact of paying dividends in excess of assumed regular dividend payout ratio.

(f)            Assumed to pay the maximum dividend possible while maintaining a tangible equity/asset ratio of 6.00%.

(g)         Core deposit intangibles assumed to be amortized at a rate of $102,000 per year.

(h)         Represents dividends paid in excess of estimated payout ratio of 20.00%.

(i)             Includes income impact of cumulative increase (decrease) in equity.

(j)             Per share data is based on 1,573,143 diluted shares outstanding, assuming options are cashed out at $61.09 per share.

(k)          The terminal year multiple, when applied to terminal year adjusted earnings produces a value which approximates the net present value of the earnings in perpetuity, given certain assumptions regarding growth rates and discount rates.

**** - Assumes conversion of all convertible securities.

19

Company Name	First Banking Center

Date	3/31/2004
First Year of Earnings Forecast	2004

Beginning Assets	$555,213
Beginning Equity	$54,990
Beginning Total Intangibles	$1,472
Beginning Other Intangibles	$7
2004 Tangible Equity / Tangible Asset Ratio	6.0%
2005 Tangible Equity / Tangible Asset Ratio	6.0%
2006 Tangible Equity / Tangible Asset Ratio	6.0%
2007 Tangible Equity / Tangible Asset Ratio	6.0%
2008 Tangible Equity / Tangible Asset Ratio	6.0%
Basic Shares Outstanding (w/ SOP 93-6)	1,497,271
Options Outstanding	214,805
Options Strike Price	39.51
Options Cash Out Price	$61.09
Current Stock Price	$49.00
Common Stock Equivalents (treasury method of options)	41,602
Convertible Shares	0
Diluted Shares Outstanding	1,538,873
Unallocated ESOP Shares (due to SOP 93-6)	0
Merger Shares (includes all ESOP shares)	1,573,143
Net Income Current Year	6,134
Quarters of Income to Close	0
Retained Earnings to Close	$0
2004 Earnings per Share	4.14
2005 Earnings per Share	4.01
Net Income Growth Rate	5.80%
Company (C), RBCO (R), ZACHS (Z) or First Call (F)	C
Are The Earnings Estimates Basic or Diluted (B or D)	D
Asset Growth Rate	6.00%
Dividend Payout Ratio	20.00%
LTM Operating Expenses (Excluding CDI Amortization)	16,438
Synergies (Y or N)	n
2004 Synergies estimate	0.000%
2005 Synergies estimate	0.000%
2006 Synergies estimate	0.000%
Synergies Growth Rate	0.00%
Credit for synergies	100.00%
Bad Debt Recapture? (Y or N)	N
Bad Debt Recapture ($)	0
2004 Restructuring Charge (after tax)	0
Initial Dividend (Y or N)	y
Core Deposit Intangible Amortization	$102
Tax Rate	28.00%
Pre-Tax Earnings Yield	3.00%
After Tax Earnings Yield	2.16%
How many extra months discounted do you want?	0

Aggregate Estimates

2004	6,202
2005	6,011
2006	6,551
2007	7,137
2008	7,770
CAGR	5.80%

20

First Banking Center, Inc. Provided Assumptions:

•                            5 years of earnings projections were provided*:

•	2004:	$6.2 million
•	2005:	$6.0 million
•	2006:	$6.6 million
•	2007:	$7.1 million
•	2008:	$7.8 million

•                  Resulting 5-year CAGR from earnings projections of 5.80%

•                            Asset growth rate of 6.0%

•                            Dividend payout ratio of 20%

•                            Tax rate of 28%

•                            Discount rates are based upon the company’s historical ROAE range

•                            Terminal year multiple rates reflect the price/LTM EPS range expressed in the comparable peer group with a control premium added. Over the latest twelve months, FBCG has traded at 11.6x earnings and as of the last trade date it had traded at 12.2x earnings. We have assumed a terminal multiple range of 14x -16x to factor in a control premium.

* Like many Wisconsin financial institutions, First Banking Center has a non-Wisconsin subsidiary which holds and manages investment assets, the income from which has not yet been subject to Wisconsin tax. The Wisconsin Department of Revenue has audited many Wisconsin banks, including First Banking Center, specifically due to its use of an out of state bank subsidiary, and has indicated that it may withdraw favorable rulings previously issued in connection with such subsidiaries. As a result of these developments, the Department of Revenue has indicated that it may take the position that some or all of the income of the out of state subsidiary is taxable in Wisconsin. This position will likely be challenged by financial institutions throughout the state. If the Department of Revenue is successful in its efforts, it could result in a substantial negative impact on the earnings of the bank.

Due to the considerable doubt over the amount of potential tax liability that may be owed by the bank and the uncertainty of likelihood that the Department of Revenue will prevail, we have not factored into our analysis any tax provisions related to this lawsuit.

21

[GRAPHIC]

Peer Group Comparison

Public Banks in the Midwest with Assets Between $500
Million and $1 Billion; LTM Core ROAA > 0.90%;
Excluding Merger Targets

[LOGO]

Peer Group Comparison

	First Banking Center Inc. (1)	Peer Average (1)	Peer Median (1)	Rank (2)	# in Sample
Capitalization
Total Assets (000s)	$555,213	$771,494	$752,392	12	12
Total Deposits (000s)	393,176	565,220	563,813	11	12
Total Shareholders’ Equity (000s)	54,990	71,856	69,543	10	12
Total Equity / Assets	9.90%	9.31%	9.27%	4	12
Tangible Equity / Tangible Assets	9.78	8.37	8.17	3	12
Tier I Capital / Risk-Adj Assets	12.10	11.87	11.84	4	11
Total Capital / Risk-Adj Assets	13.20	12.96	12.99	5	11
Total Borrowings / Total Assets	18.43	12.93	13.75	10	12

Asset Quality
Non-Performing Loans / Loans	0.58	0.62	0.67	6	12
Non-Performing Loans + 90 Days Past Due / Loans	0.58	0.70	0.75	5	12
Loan Loss Reserves / NPLs	185.16	196.50	180.98	6	11
Loan Loss Reserves / NPLs + 90 Days Past Due	185.16	247.21	165.43	5	12
Loan Loss Reserves / Loans	1.08	1.22	1.24	8	12
Non-Performing Assets / Assets	0.77	0.54	0.63	10	12
Non-Performing Assets + 90 Days Past Due / Assets	0.77	0.60	0.67	9	12
Non-Performing Assets / Equity	7.73	5.95	7.62	7	12

Loan & Deposit Composition
Total Loans / Total Assets	77.26	74.44	75.05	5	12
Total Loans / Deposits	109.10	104.90	103.41	5	12
1-4 Family Loans / Total Loans	39.13	28.61	31.38	4	12
5+ Family Loans / Total Loans	0.90	2.43	2.35	8	12
Construction & Developmental Loans / Total Loans	11.79	7.89	7.56	4	12
Other Real Estate Loans / Total Loans	33.39	30.89	29.91	4	12
Real Estate Loans/Total Loans	85.21	69.82	72.88	2	12
Consumer Loans / Total Loans	0.60	7.15	6.34	11	12
Commercial Loans / Total Loans	7.87	19.79	16.79	11	12
Non-Interest Bearing Deposits/Total Deposits	14.75	14.96	12.13	5	12
Transaction Accounts/Total Deposits	63.38	55.00	52.10	4	12
Total CD’s/Total Deposits	36.62	45.00	47.90	4	12
Time Deposits > $100,000 / Total Deposits	14.67	14.85	16.17	6	12

(1)       For the latest 12 months period.

(2)       The highest rank is 1 (from best performer in category to worst.)

[GRAPHIC]	[LOGO]

23

	First Banking Center Inc. (1)		Peer Average (1)		Peer Median (1)		Rank (2)	# in Sample
Performance
Return on Average Assets	1.17%		1.20		1.07		5	12
Return on Average Equity	11.65		13.08		12.74		8	12
Net Interest Margin	4.18		3.93		4.10		5	12
Yield / Cost Spread	3.85		3.45		3.45		2	9
Yield on Interest Earning Assets	5.63		5.66		5.51		4	9
Cost of Interest Bearing Liabilities	1.78		2.20		2.06		4	12
Non Interest Income / Average Assets	1.02		1.61		1.18		8	12
Non Interest Expense/Avg Assets	3.16		3.33		2.87		9	12
Salary Expense/Total Revenue	37.23		34.83		35.14		10	12
Occupancy & Equipment Expense/Avg Assets	0.49		0.44		0.36		10	12
Efficiency Ratio	63.92		60.40		61.89		9	12

Growth Rates
Asset Growth	10.55		4.94		2.64		4	12
Loan Growth Rate	16.46		9.30		8.53		2	12
Deposit Growth Rate	4.50		6.29		2.53		5	12
Revenue Growth Rate	3.33		4.24		1.22		6	12
EPS Growth Rate	4.70		1.41		5.80		7	12

Market Statistics
Stock Price at July 19, 2004	$49.00
Price / LTM EPS	12.20	x	14.52	x	14.40	x	10	12
Price / Book Value	133.40%		185.95%		192.10%		10	12
Price / Tangible Book Value	135.30		208.37		201.50		11	12
Market Capitalization (SM)	$73.10		$135.23		$124.00		11	12
Dividend Yield	1.67%		2.87%		2.87%		12	12
Avg. Weekly Volume/ Shares Outstanding	0.03		0.87		0.87		12	12
Average Weekly Volume (shares)	448		47,257		34,822		12	12

(1)       For the latest 12 months period.

(2)       The highest rank is 1 (from best performer in category to worst).

24

Public Banks in the Midwest with Assets Between $500 Million and
$1 Billion; LTM Core ROAA > 0.90%; Excluding Merger Targets

Short Name	Ticker	State	Number of Offices	States of Operation	Financial Data Herein as of:	Total Assets ($000)

Cass Information Systems	CASS	MO	5	MO(5)	03/31/2004	603,783
Exchange National Bancshares	EXJF	MO	18	MO(18)	03/31/2004	901,202
First Financial Service Corp.	FFKY	KY	13	KY(13)	03/31/2004	688,147
Firstbank Corp.	FBMI	MI	34	MI(34)	03/31/2004	772,027
Home Federal Bancorp	HOMF	IN	17	IN(17)	03/31/2004	869,004
LNB Bancorp Inc.	LNBB	OH	20	OH(20)	03/31/2004	752,392
MidWestOne Finl Group Inc	OSKY	IA	18	IA(18)	03/31/2004	622,019
Oak Hill Financial Inc.	OAKF	OH	28	OH(28)	06/30/2004	980,783
Ohio Valley Banc Corp.	OVBC	OH	16	OH(11),WV(5)	03/31/2004	713,191
Princeton National Bancorp	PNBC	IL	13	IL(13)	03/31/2004	611,463
West Bancorp.	WTBA	IA	10	IA(10)	03/31/2004	972,422

Average			17			771,494
Median			17			752,392

First Banking Center Inc.	FBGC	WI	16	WI(16)	03/31/2004	555,213

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•                            We chose this peer group based on the following 4 criteria that were representative of First Banking Center, Inc.:

•                            Public banks in the Midwest region

•                            Banks located in non-metropolitan areas

•                            Banks with assets between $500 million and $1 billion

•                            Banks with a latest twelve month return on average assets greater than 90 bps

•                            In reviewing First Banking Center’s financial performance against this peer group, the results have shown that FBGC, on average, ranks in the middle of its peers.  Consequently, we used the median peer group data to derive repurchase values.  We believe the price/ LTM EPS ratio most accurately reflects the fair value utilizing this method.  FBGC’s excess capital in relationship to its peer group, overstates its stock price on a peer median price/ book value and price/ tangible book value basis.

Peer Median			First Banking Center, Inc.		Derived Repurchase Price

Price / LTM EPS	14.40	x	LTM EPS	$4.01	=14.40*4.01	$57.74
Price / Book Value	192.10%		Book Value	$36.73	=1.921*36.73	$70.56
Price / Tang Book Value	201.50%		Tang. Book Value	$36.22	=2.015*36.22	$72.98

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[GRAPHIC]

Stock Price Performance

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Price/Volume Graph

[CHART]

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28

Relative Performance

[CHART]

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Tab 4

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Repurchase Analysis

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Repurchase Analysis

Stock Repurchase Analysis
(dollars in thousands except per share data)

		Proforma for Stock Repurchase of
Financials as of 03/31/04.		24.11%	24.11%	24.11%	24.11%

Repurchase Data	Current	Repurchased at Price of
Repurchase Price	$49.00	$49.00	$57.00	$60.00	$63.00
Premium to Market Price		0.00%	16.33%	22.45%	28.57%
Source of Cash and Amount	Cash/Trust Preferred/Debt	$17,999	$20,887	$21,970	$23,052
After-tax Cost of Cash	2.52%	2.52%	2.52%	2.52%	2.52%
After-tax Cost of Trust Preferred	5.34%	5.34%	5.34%	5.34%	5.34%
After-tax Cost of Debt	5.27%	5.27%	5.27%	5.27%	5.27%
Shares Repurchased		361	361	361	361
Basic Shares Outstanding	1,497	1,136	1,136	1,136	1,136
Diluted Shares Outstanding	1,539	1,178	1,178	1,178	1,178
Discounted Cash Flow Value of Common Stock	$59.37	$58.56	$56.41	$55.53	$54.64
Weighted Average Value per Share		$56.25	$56.55	$56.60	$56.66
Internal Rate of Return*		20.50%	13.69%	11.57%	9.63%

*Terminal Value Multiple of Earnings of 14.00x is Assumed

Income Statement Data
Net Income (2004 Est. of $4.14 per share)	$6,202	$6,202	$6,202	$6,202	$6,202
Income Adjustment		(639)	(691)	(718)	(745)
Proforma Net Income		5,563	5,511	5,484	5,457

Balance Sheet Data
Assets	555,213	552,214	549,326	548,243	547,161
Average Assets	549,565	546,566	543,678	542,595	541,513
Risk-adjusted Assets	429,350	427,031	424,798	423,960	423,123
Equity	54,990	36,991	34,103	33,020	31,938
Goodwill and Intangible Assets	1,472	1,472	1,472	1,472	1,472
Tangible Equity	53,518	35,519	32,631	31,548	30,466
Average Equity	54,265	36,266	33,378	32,295	31,213
Trust Preferred	—	7,500	7,500	7,500	7,500
Senior Debt	102,334	109,834	109,834	109,834	109,834

Diluted Share Data
Basic Shares Outstanding	1,497	1,136	1,136	1,136	1,136
Diluted Shares Outstanding	1,539	1,178	1,178	1,178	1,178

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Summary Outcome

(dollars in thousands except per share data)

		Proforma for Stock Repurchase
	Current	24.11%	24.11%	24.11%	24.11%

Repurchase Price	$49.00	$49.00	$57.00	$60.00	$63.00

Market Value Data
Price / 2004 Diluted Est. EPS (x)	12.2	10.4	12.2	12.9	13.6

Price / Stated Book - Current & Pro Forma (1)	133.42%	150.52%	189.92%	206.47%	224.14%
Price / Tangible Book - Current & Pro Forma (1)	137.09%	156.75%	198.48%	216.10%	234.97%

Market Capitalization (1)	$73,366	$55,678	$64,768	$68,177	$71,586
Fully Diluted Per Share Data
Diluted Net Income (2004 Est.)	$4.03	$4.72	$4.68	$4.66	$4.63
Percent Change		17.19%	16.10%	15.52%	14.95%
Stated Book Value	$36.73	$32.55	$30.01	$29.06	$28.11
Percent Change		-11.36%	-18.28%	-20.87%	-23.47%
Tangible Book Value	$35.74	$31.26	$28.72	$27.76	$26.81
Percent Change		-12.55%	-19.66%	-22.32%	-24.99%

Ratios
Equity/Assets	9.90%	6.70%	6.21%	6.02%	5.84%
Tangible Equity/Assets	9.64%	6.43%	5.94%	5.75%	5.57%
Leverage Ratio	9.47%	7.60%	7.11%	6.93%	6.74%
Tier 1 Ratio	12.13%	9.73%	9.10%	8.87%	8.63%
Total Capital Ratio	13.20%	10.82%	10.19%	9.96%	9.72%

ROAA (based on 2004 net income)	1.13%	1.02%	1.01%	1.01%	1.01%
ROAE (based on 2004 net income)	11.43%	15.34%	16.51%	16.98%	17.48%

Footnotes

Note: Company earnings estimate used.

(1) Assumes stock price stays at repurchase price.

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Tab 5

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Ryan Beck Relationship

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Relationship with Ryan Beck

Ryan Beck has not had a prior Investment Banking relationship with First Banking Center, Inc. Ryan Beck’s research department does not provide published investment analysis on First Banking Center, Inc.  Ryan Beck does not act as a market maker in First Banking Center common stock.

In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of First Banking Center, Inc. for our own account and the account of our customers and, accordingly, may at any time hold long or short positions in such securities.

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Tab 6

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Conclusion

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Conclusion

The discounted dividend analysis, including a control premium, provided fair values of:

Low:	$57.10
Median:	$61.09
High:	$65.38

The comparable peer group analysis provided unadjusted values of:

Low:	$57.74
Median:	$70.56
High:	$72.98

We believe that due to FBGC’s excess capital relative to its peers, the price/ LTM EPS and dividend analysis are more relevant indicators of fair value.

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36

It is the opinion of Ryan Beck that:

THE FAIR VALUE OF THE 361,000 SHARES, THE AMOUNT TO BE REPURCHASED, OF FIRST BANKING CENTER, INC. COMMON STOCK IS WITHIN A RANGE OF $57.00 AND $63.00 PER SHARE.

37

FIRST BANKING CENTER, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [            ], 2004

        The undersigned hereby appoints David Boilini and Robert Fait, or any one of them, as proxies, with the power to appoint his substitute, and hereby authorizes them or any one of them to represent and to vote, as designated below, all of the Common Stock of First Banking Center, Inc. (the "Company"), 400 Milwaukee Avenue, Burlington, Wisconsin 53105, which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the "Meeting") to be held at the Masonic Temple, 325 N. Kane Street, Burlington, Wisconsin 53105, which is next to our main bank location, on [            ], 2004 at [            ] local time, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting of Shareholders and the Proxy Statement relating to the Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS

PROPOSAL ONE:	The approval of two amendments to the Company's articles of incorporation to effect a reverse 1-for-2,000 stock split followed immediately by a forward 2,000-for-1 stock split of common shares. Each shareholder owning less than 2,000 shares of common stock immediately prior to the reverse stock split will, instead of participating in the forward stock split, receive a cash payment equal to $60.00 per share on a pre-split basis.
	☐	For	☐	Against	☐	Abstain
PROPOSAL TWO:	The approval of an adjournment of the meeting, if necessary, to solicit additional proxies.
	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

        If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:		, 2004
(Be sure to date your Proxy)
Name(s) of Shareholder(s)
Signature(s) of Shareholder(s)

        Please mark, date and sign this proxy, and return it in the enclosed self-addressed return envelope. No postage is necessary.

QuickLinks

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION
SPECIAL FACTORS
ABOUT THE SPECIAL MEETING
FINANCIAL INFORMATION
First Banking Center, Inc. Selected Consolidated Financial Information Dollars in Thousands (except per share data)
MARKET PRICE OF FIRST BANKING CENTER, INC. COMMON STOCK AND DIVIDEND INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMMON STOCK PURCHASE INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
APPENDIX A PROPOSED FORM OF AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT
PROPOSED FORM OF AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT FORWARD STOCK SPLIT
APPENDIX B
FIRST BANKING CENTER, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [ ], 2004